Exhibit 10.1

CREDIT AGREEMENT

among

CINTAS CORPORATION NO. 2,

as Borrower,

THE LENDERS NAMED HEREIN,

as Lenders,

and

KEYBANK NATIONAL ASSOCIATION,

as Joint Lead Arranger and Administrative Agent,

BANC ONE CAPITAL MARKETS, INC.,

as Joint Lead Arranger,

BANK ONE, NA,

as Syndication Agent,

and

FIFTH THIRD BANK,

US BANK NATIONAL ASSOCIATION,

and

THE BANK OF TOKYO-MITSUBISHI, LTD.,

as Co-Documentation Agents

dated as of

May 28, 2004

i

Page

ARTICLE IX. THE AGENT	51
Section 9.1. Appointment and Authorization	51
Section 9.2. Note Holders	51
Section 9.3. Consultation With Counsel	51
Section 9.4. Documents	51
Section 9.5. Agent and Affiliates	51
Section 9.6. Knowledge of Default	51
Section 9.7. Action by Agent	52
Section 9.8. Notice of Default	52
Section 9.9. Indemnification of Agent	52
Section 9.10. Successor Agent	52
Section 9.11. Other Agents	53

ARTICLE X. MISCELLANEOUS	53
Section 10.1. Lenders’ Independent Investigation	53
Section 10.2. No Waiver; Cumulative Remedies	53
Section 10.3. Amendments, Consents	53
Section 10.4. Notices	54
Section 10.5. Costs, Expenses and Taxes	54
Section 10.6. Indemnification	54
Section 10.7. Obligations Several; No Fiduciary Obligations	55
Section 10.8. Execution in Counterparts	55
Section 10.9. Binding Effect; Borrower’s Assignment	55
Section 10.10. Lender Assignments	55
Section 10.11. Sale of Participations	57
Section 10.12. Severability of Provisions; Captions; Attachments	58
Section 10.13. Investment Purpose	58
Section 10.14. Entire Agreement	58
Section 10.15. Legal Representation of Parties	58
Section 10.16. Governing Law; Submission to Jurisdiction	58
Section 10.17. Jury Trial Waiver	1

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Swing Line Note
Exhibit C	Form of Notice of Loan
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Acceptance Agreement
Exhibit F	Form of Request for Extension
Exhibit G	Form of Parent Guaranty of Payment
Exhibit H	Form of Subsidiary Guaranty of Payment

Schedule 1	Commitments of Lenders
Schedule 2	Guarantors of Payment
Schedule 2.2	Existing Letters of Credit
Schedule 5.8	Indebtedness
Schedule 5.9	Liens

Page

Schedule 6.1	Corporate Existence; Subsidiaries; Foreign Qualification
Schedule 6.4	Litigation and Administrative Proceedings

This CREDIT AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made effective as of the 28th day of May, 2004, among:

(a)                               CINTAS CORPORATION NO. 2, a Nevada corporation (“Borrower”);

(b)                              the lenders listed on Schedule 1 hereto and each other Eligible Transferee, as hereinafter defined, that becomes a party hereto pursuant to Section 10.10 hereof (collectively, the “Lenders” and, individually, each a “Lender”);

(c)          KEYBANK NATIONAL ASSOCIATION, as joint lead arranger and administrative agent for the Lenders under this Agreement (“Agent”);

(d)          BANC ONE CAPITAL MARKETS, INC., as joint lead arranger under this Agreement (“Joint Lead Arranger”);

(e)                               BANK ONE, NA, as syndication agent under this Agreement (“Syndication Agent”);

(f)           FIFTH THIRD BANK, as co-documentation agent under this Agreement (“Co-Documentation Agent”);

(g)          US BANK NATIONAL ASSOCIATION, as co-documentation agent under this Agreement (“Co-Documentation Agent”); and

(f)           THE BANK OF TOKYO-MITSUBISHI, LTD., as co-documentation agent under this Agreement (“Co-Documentation Agent”).

WITNESSETH:

WHEREAS, Borrower, Agent and the Lenders desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to Borrower upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I.  DEFINITIONS

Section 1.1.  Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than a Company), or any business or division of any Person (other than a

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Company), (b) the acquisition of in excess of fifty percent (50%) of the stock (or other equity interest) of any Person (other than a Company), or (c) the acquisition of another Person (other than a Company) by a merger, amalgamation or consolidation or any other combination with such Person.

“Additional Commitment” shall mean that term as defined in Section 2.9(b) hereof.

“Additional Lender” shall mean an Eligible Transferee that shall become a Lender during the Commitment Increase Period pursuant to Section 2.9(b) hereof.

“Additional Lender Assumption Agreement” shall mean an additional lender assumption agreement, in form and substance satisfactory to Agent, wherein an Additional Lender shall become a Lender.

“Additional Lender Assumption Effective Date” shall mean that term as defined in Section 2.9(b) hereof.

“Advantage” shall mean any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Lender in respect of the Obligations, if such payment results in that Lender having less than its pro rata share of the Obligations then outstanding, than was the case immediately before such payment.

“Affiliate” shall mean any Person, directly or indirectly, controlling, controlled by or under common control with a Company and “control” (including the correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a Company, whether through the ownership of voting securities, by contract or otherwise.

“Agent Fee Letter” shall mean the Agent Fee Letter between Borrower and Agent, dated as of the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Applicable Facility Fee Rate” shall mean:

(a)                               for the period from the Closing Date until the first Margin Adjustment Date after the Closing Date, eight basis points; and

(b)                              commencing on the first Margin Adjustment Date after the Closing Date and on each Margin Adjustment Date thereafter, the number of basis points set forth in the following matrix, based upon the S&P Rating or the Moody’s Rating in effect at such time:

Level	S&P Rating	Moody’s Rating	Applicable Basis Points for the Facility Fee
1	A+ or higher	A1 or higher	7.00

2	A	A2	8.00

3	A-	A3	10.00

4	BBB+	Baa1	12.50

5	less than BBB+	less than Baa1	15.00

provided that, notwithstanding anything above to the contrary, (i) if the S&P Rating and the Moody’s Rating shall at any time be at different Levels in the above chart, and the difference in Levels is only one Level, then the Applicable Facility Fee Rate shall be based upon the higher of the applicable S&P Rating and Moody’s Rating, (ii) if the S&P Rating and the Moody’s Rating shall at any time be at different Levels in the above chart, and such difference is two Levels or more, then the Applicable Facility Fee Rate shall be based upon the Level immediately below the Level determined based on the higher of the S&P Rating and the Moody’s Rating, (iii) if only one of the two ratings (S&P Rating or Moody’s Rating) shall exist, then the existing rating shall determine the Level of the Applicable Facility Fee Rate, and (iv) if neither the S&P Rating nor the Moody’s Rating shall exist, then the Applicable Facility Fee Rate shall be set at Level 5.  Changes to the Applicable Facility Fee Rate shall be immediately effective on each Margin Adjustment Date.  The above matrix does not modify or waive, in any respect, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Articles VII and VIII hereof.

“Applicable Margin” shall mean:

(a)                               for the period from the Closing Date until the first Margin Adjustment Date after the Closing Date, twenty-seven (27) basis points for Eurodollar Loans; and

(b)                              commencing on the first Margin Adjustment Date after the Closing Date and on each Margin Adjustment Date thereafter, the number of basis points set forth in the following matrix, based upon the S&P Rating or the Moody’s Rating in effect at such time:

Level	S&P Rating	Moody’s Rating	Applicable Basis Points for Eurodollar Loans
1	A+ or higher	A1 or higher	23.00

2	A	A2	27.00

3	A-	A3	30.00

4	BBB+	Baa1	37.50

5	less than BBB+	less than Baa1	60.00

provided that, notwithstanding anything above to the contrary, (i) if the S&P Rating and the Moody’s Rating shall at any time be at different Levels in the above chart, and the difference in Levels is only one Level, then the Applicable Margin shall be based upon the higher of the applicable S&P Rating and Moody’s Rating, (ii) if the S&P Rating and the Moody’s Rating shall at any time be at different Levels in the above chart, and such difference is two Levels or more, then the Applicable Margin shall be based upon the Level immediately below the Level determined based on the higher of the S&P Rating and the Moody’s Rating, (iii) if only one of the two ratings (S&P Rating or Moody’s Rating) shall exist, then the existing rating shall determine the Level of the Applicable Margin, and (iv) if neither the S&P Rating nor the Moody’s Rating shall exist, then the Applicable Margin shall be set at Level 5.  Changes to the Applicable Margin shall be immediately effective on each Margin Adjustment Date.  The above matrix does not modify or waive, in any respect, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Articles VII and VIII hereof.

“Applicable Utilization Fee Rate” shall mean:

(a)                               for the period from the Closing Date until the first Margin Adjustment Date after the Closing Date, five basis points; and

(b)                              commencing on the first Margin Adjustment Date after the Closing Date and on each Margin Adjustment Date thereafter, the number of basis points set forth in the following matrix, based upon the S&P Rating or the Moody’s Rating in effect at such time:

Level	S&P Rating	Moody’s Rating	Applicable Basis Points for the Utilization Fee
1	A or higher	A2 or higher	5.00

2	A-	A3	10.00

3	less than A-	less than A3	12.50

provided that, notwithstanding anything above to the contrary, (i) if the S&P Rating and the Moody’s Rating shall at any time be at different Levels in the above chart, and the difference in Levels is only one Level, then the Applicable Utilization Fee Rate shall be based upon the higher of the applicable S&P Rating and Moody’s Rating, (ii) if the S&P Rating and the Moody’s Rating shall at any time be at different Levels in the above charts, and such difference is two Levels or more, then the Applicable Utilization Fee Rate shall be based upon the Level immediately below the Level determined based on the higher of the S&P Rating and the Moody’s Rating, (iii) if only one of the two ratings (S&P Rating or Moody’s Rating) shall exist, then the existing rating shall determine the Level of the Applicable Utilization Fee Rate, and (iv) if neither the S&P Rating nor the Moody’s Rating shall exist, then the Applicable Utilization Fee Rate shall be set at Level 3.  Changes to the Applicable Utilization Fee Rate shall be immediately effective on each Margin Adjustment Date.  The above matrix does not modify or waive, in any respect, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Articles VII and VIII hereof.

“Assignment Agreement” shall mean an Assignment and Acceptance Agreement in the form of the attached Exhibit E.

“Authorized Officer” shall mean a Financial Officer or any other individual authorized by a Financial Officer in writing (with a copy to Agent) to handle certain administrative matters in connection with this Agreement.

“Base Rate” shall mean a rate per annum equal to the greater of (a) the Prime Rate or (b) one-half of one percent (.50%) in excess of the Federal Funds Effective Rate.  Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate.

“Base Rate Loan” shall mean a Revolving Loan described in Section 2.2(a) hereof on which Borrower shall pay interest at a rate based on the Base Rate.

“BOCM Fee Letter” shall mean the BOCM Fee Letter between Borrower and BOCM, dated as of the Closing Date.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which national banks are authorized or required to close, and, if the applicable Business Day shall relate to a Eurodollar Loan, a day of the year on which dealings in deposits are carried on in the London interbank Eurodollar market.

“Capital Distribution” shall mean a payment made, liability incurred or other consideration given by a Company to any Person that is not a Company, for the purchase, acquisition, redemption, repurchase or retirement of any capital stock or other equity interest of such Company or as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of such Company) in respect of such Company’s capital stock or other equity interest.

“Capitalization Ratio” shall mean, as determined for the most recently completed fiscal quarter of Parent, on a Consolidated basis and in accordance with GAAP, the ratio of (a) Consolidated Net Funded Indebtedness to (b) Consolidated Total Capitalization.

“Capitalized Lease” of a Person shall mean any lease of assets by such Person as lessee that would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person shall mean the amount of the obligations of such Person under Capitalized Leases that would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” shall mean (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition; (b) U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of any bank whose short-term commercial paper rating from Standard & Poor’s is at least A-2, or the equivalent thereof, or from Moody’s is at least P-2, or the equivalent thereof (any such bank, an “Approved Depository”); (c) commercial paper issued by any Approved Depository or by the parent company of any Approved Depository and commercial paper issued by, or guaranteed by, any company with a short-term commercial paper rating of at least A-2 or the equivalent thereof by Standard & Poor’s or at least P-2 or the equivalent thereof by Moody’s; (d) bonds and preferred stock of investment grade companies or issuers including, without limitation, municipal bonds, corporate bonds and treasury bonds; (e) investments in money market funds substantially all the assets of which are comprised of securities of the types described in subparts (a) through (d) above; and (f) investments in money market funds access to which is provided as part of “sweep” accounts maintained with an Approved Depository.

“Change in Control” shall mean (a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the Closing Date, by any Person (other than members of the Current Holder Group) or group (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as then in effect), of shares representing more than thirty percent (30%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of Parent;  (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors or other governing body of Parent by Persons who were neither (i) nominated by the board of directors or other governing body of Borrower nor (ii) appointed by directors so nominated; or (c) the failure of Parent to own one hundred percent (100%), directly or indirectly, of the outstanding common stock of Borrower.

“Closing Commitment Amount” shall mean Three Hundred Million Dollars ($300,000,000).

“Closing Date” shall mean the effective date of this Agreement as set forth in the first paragraph of this Agreement.

“Closing Fee Letter” shall mean the Closing Fee Letter between Borrower and Agent, dated as of the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Commitment” shall mean the obligation hereunder of the Lenders, during the Commitment Period, to make Loans, to issue Letters of Credit and to participate in Swing Loans and Letters of Credit pursuant to the Revolving Credit Commitments, up to the Total Commitment Amount.

“Commitment Increase Period” shall mean the period from the Closing Date to the date that is thirty (30) days prior to the last day of the Commitment Period, or such later date as shall be agreed to in writing by Agent.

“Commitment Percentage” shall mean, for each Lender, the percentage set forth opposite such Lender’s name under the column headed “Commitment Percentage”, as listed in Schedule 1 hereto.

“Commitment Period” shall mean the period from the Closing Date to May 27, 2009, or such earlier date on which the Commitment shall have been terminated pursuant to Article VIII hereof.

“Companies” shall mean Parent, Borrower and all Subsidiaries of Parent.

“Company” shall mean Parent, Borrower or a Subsidiary of Parent.

“Compliance Certificate” shall mean a certificate, substantially in the form of the attached Exhibit D.

“Consideration” shall mean, in connection with an Acquisition, the aggregate consideration paid, including cash, securities or notes, the assumption or incurring of liabilities (direct or contingent) valued on a GAAP basis, the payment of fees for a covenant not to compete and any other consideration paid for such Acquisition.

“Consolidated” shall mean the resultant consolidation of the financial statements of Parent and its Subsidiaries in accordance with GAAP, including principles of consolidation specified by GAAP.

“Consolidated EBIT” shall mean, for any period, on a Consolidated basis and in accordance with GAAP, Consolidated Net Earnings for such period plus the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (a) Consolidated Interest Expense, (b) Consolidated Income Tax Expense, and (c) extraordinary and non-recurring losses and non-cash charges and related tax effects in accordance with GAAP, minus the aggregate amounts added in determining such Consolidated Net Earnings in respect of extraordinary and non-recurring gains and related tax effects in accordance with GAAP.

“Consolidated Funded Indebtedness” shall mean, at any date, all Indebtedness (including, but not limited to, current, long-term and Subordinated Indebtedness, if any) of Parent, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Income Tax Expense” shall mean, for any period, all provisions for taxes based on the gross or net income of Parent (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), and all franchise taxes of Parent, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, the interest expense of Parent for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Net Earnings” shall mean, for any period, the net income (loss) of Parent for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Net Funded Indebtedness” shall mean, at any date, (a) Consolidated Funded Indebtedness, minus (b) cash and Cash Equivalents of the Companies, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Net Worth” shall mean, at any date, the stockholders’ equity of Parent, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Total Capitalization” shall mean, at any date, as determined on a Consolidated basis and in accordance with GAAP, Consolidated Net Worth plus Consolidated Funded Indebtedness.

“Controlled Group” shall mean a Company and each Person required to be aggregated with a Company under Code Section 414(b), (c), (m) or (o).

“Credit Event” shall mean the making by the Lenders of a Loan, the conversion by the Lenders of a Base Rate Loan to a Eurodollar Loan, the continuation by the Lenders of a Eurodollar Loan after the end of the applicable Interest Period, the making by the Swing Line Lender of a Swing Loan, or the issuance by the Fronting Lender of a Letter of Credit.

“Credit Party” shall mean Borrower, Parent and any Subsidiary that is a Guarantor of Payment.

“Current Holder Group” shall mean (a) Richard T. Farmer and Joyce E. Farmer and the lineal descendants of Richard T. Farmer, and (b) James J. Gardner and Joan A. Gardner and the lineal descendants of James J. Gardner.

“Default” shall mean an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default, and that has not been waived by the Required Lenders in writing.

“Default Rate” shall mean (a) with respect to any Loan, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any other amount, if no rate is specified or available, a rate per annum equal to two percent (2%) in excess of the Base Rate from time to time in effect.

“Derived Eurodollar Rate” shall mean a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) plus the Eurodollar Rate.

“Dollar” or the sign $ shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean a Subsidiary that is not a Foreign Subsidiary.

“Dormant Subsidiary” shall mean a Company that (a) is not a Credit Party, (b) has aggregate assets of less than Five Hundred Thousand Dollars ($500,000), and (c) has no direct or indirect Subsidiaries with aggregate assets for all such Subsidiaries of more than Five Hundred Thousand Dollars ($500,000).

“Eligible Transferee” shall mean a commercial bank or financial institution that is not Borrower, a Subsidiary or an Affiliate; provided, however, that (a) in the case of a commercial bank, such bank (i) has a combined capital and surplus of not less than One Hundred Million Dollars ($100,000,000), and (ii) either is organized under the laws of the United States or any state thereof or the District of Columbia or is organized under the laws of a country that is a member of the Organization for Economic Co-Operation and Development (OECD) or a

political subdivision of such country and is acting through a branch or agency located in the United States, and (b) in the case of any other financial institution, such financial institution is engaged in the making and purchasing of commercial loans in the ordinary course of its business and has a total net worth of not less than One Hundred Million Dollars ($100,000,000) (or its obligations are guaranteed by an entity with such a net worth).

“Environmental Laws” shall mean all provisions of law, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or by any state or municipality thereof or any foreign jurisdiction, or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

“ERISA Event” shall mean (a) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975); (b) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (c) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (d) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (e) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241; (f) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k); (g) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan; (h) the commencement or existence of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (i) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B.

“ERISA Plan” shall mean an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

“Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar” shall mean a Dollar denominated deposit in a bank or branch outside of the United States.

“Eurodollar Loan” shall mean a Revolving Loan described in Section 2.2(a) hereof that shall be denominated in Dollars and on which Borrower shall pay interest at a rate based upon the Derived Eurodollar Rate.

“Eurodollar Rate” shall mean, with respect to a Eurodollar Loan, for any Interest Period, a rate per annum equal to the quotient obtained by dividing (a) the rate of interest, determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Loan, as listed on British Bankers Association Interest Rate LIBOR 01 or 02 as provided by Reuters (or, if for any reason such rate is unavailable from Reuters, from any other similar company or service that provides rate quotations comparable to those currently provided by Reuters) as the rate in the London interbank market for Dollar deposits in immediately available funds with a maturity comparable to such Interest Period, provided that, in the event that such rate quotation is not available for any reason, then the Eurodollar Rate shall be the average of the per annum rates at which deposits in immediately available funds in Dollars for the relevant Interest Period and in the amount of the Eurodollar Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to Agent (or an affiliate of Agent, in Agent’s discretion) by at least three prime banks in any Eurodollar market reasonably selected by Agent, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), two Business Days prior to the beginning of the relevant Interest Period pertaining to such Eurodollar Loan hereunder; by (b) 1.00 minus the Reserve Percentage.

“Event of Default” shall mean an event or condition that shall constitute an event of default as defined in Article VII hereof.

“Excluded Taxes” shall mean net income taxes (and franchise taxes imposed in lieu of net income taxes) imposed on Agent or any Lender by the Governmental Authority located in any jurisdiction, as a result of Agent or Lender, as applicable, having been a citizen or resident of the jurisdiction of such taxing authority or being or having been engaged in a trade or business in such jurisdiction (but excluding any connection arising solely from Agent’s or any Lender’s execution or enforcement of, or performance of, its obligations hereunder or under any of the other Loan Documents).

“Existing Letter of Credit” shall mean that term as defined in Section 2.2(b)(vii) hereof.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (rounded upward (if necessary) to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date.

“Financial Officer” shall mean any of the following officers: chief executive officer, president, chief financial officer, treasurer or controller.  Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of Parent.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction located outside of the United States.

“Fronting Lender” shall mean, (a) as to any Letter of Credit transaction hereunder, KeyBank National Association as issuer of the Letter of Credit, or, with the prior consent of Borrower, in the event that KeyBank National Association either shall be unable to issue or shall agree that another Lender may issue a Letter of Credit, such other Lender as shall agree to issue the Letter of Credit in its own name, but on behalf of the Lenders hereunder; or (b) as to any Existing Letter of Credit, Bank One, NA.

“GAAP” shall mean generally accepted accounting principles in the United States as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board.

“Governmental Authority” shall mean any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” shall mean a Person that shall have pledged its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person that shall have agreed conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

“Guarantor of Payment” shall mean Parent and each of the Companies set forth on Schedule 2 hereto, that are each executing and delivering a Guaranty of Payment, or any other Person that shall deliver a Guaranty of Payment to Agent subsequent to the Closing Date.

“Guaranty of Payment” shall mean the Parent Guaranty of Payment and each other Guaranty of Payment executed and delivered on or after the Closing Date in connection with this Agreement by the Guarantors of Payment, as the same may from time to time be amended, restated or otherwise modified.

“Hedge Agreement” shall mean any (a) hedge agreement, interest rate swap, cap, collar or floor agreement, or other interest rate management device entered into by a Company with any Person, or (b) currency swap agreement, forward currency purchase agreement or similar arrangement or agreement designed to protect against fluctuations in currency exchange rates entered into by a Company with any Person.

“Indebtedness” shall mean, for any Company (excluding in all cases trade payables payable in the ordinary course of business by such Company), without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations for the deferred purchase price of capital assets, (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit or banker’s acceptance, (e) all net obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device or any Hedge Agreement, (f) all Off-Balance Sheet Liabilities, (g) all Capitalized Lease Obligations, (h) all obligations of such Company with respect to asset securitization financing programs to the extent required to be capitalized on the books of such Company in accordance with GAAP, (i) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, and (j) any guarantee of any obligation described in subpart (a) through (i) hereof.

“Interest Adjustment Date” shall mean the last day of each Interest Period.

“Interest Coverage Ratio” shall mean, for the most recently completed four fiscal quarters of Parent, as determined on a Consolidated basis and in accordance with GAAP, the ratio of (a) Consolidated EBIT to (b) Consolidated Interest Expense.

“Interest Period” shall mean, with respect to Eurodollar Loan, the period commencing on the date such Eurodollar Loan is made and ending on the last day of such period, as selected by Borrower pursuant to the provisions hereof, and, thereafter (unless such Eurodollar Loan is converted to a Base Rate Loan), each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by Borrower pursuant to the provisions hereof.  The duration of each Interest Period for a Eurodollar Loan shall be one month, two months, three months or six months, in each case as Borrower may select upon notice, as set forth in Section 2.5 hereof; provided that, if Borrower shall fail to so select the duration of any Interest Period at least three Business Days prior to the Interest Adjustment Date applicable to such Eurodollar Loan, Borrower shall be deemed to have converted such Eurodollar Loan to a Base Rate Loan at the end of the then current Interest Period.

“Letter of Credit” shall mean a commercial documentary letter of credit or standby letter of credit that shall be issued by the Fronting Lender for the account of Borrower or a Guarantor of Payment, including amendments thereto, if any, and shall have an expiration date no later than the earlier of (a) two years after its date of issuance or (b) five Business Days prior to the last day of the Commitment Period.

“Letter of Credit Commitment” shall mean the commitment of the Fronting Lender, on behalf of the Lenders, to issue Letters of Credit in an aggregate face amount of up to One Hundred Million Dollars ($100,000,000).

“Letter of Credit Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn face amount of all issued and outstanding Letters of Credit, and (b) the aggregate of the draws made on Letters of Credit that have not been reimbursed by Borrower or converted to a Revolving Loan pursuant to Section 2.2(b)(v) hereof.

“Lien” shall mean any mortgage, deed of trust, security interest, lien (statutory or other), charge, encumbrance on, pledge or deposit of, or conditional sale, leasing, sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset.

“Loan” shall mean a Revolving Loan or a Swing Loan granted to Borrower by the Lenders in accordance with Section 2.2(a) or 2.2(c) hereof.

“Loan Documents” shall mean, collectively, this Agreement, each Note, each Guaranty of Payment, each Letter of Credit and any letter of credit agreement between Borrower and the Fronting Lender, the Agent Fee Letter, the BOCM Fee Letter and the Closing Fee Letter, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other document delivered pursuant thereto.

“Margin Adjustment Date” shall mean any date when a new Moody’s Rating or S&P Rating is issued, by either announcement or publication.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of Borrower, (b) the business, operations, property, condition (financial or otherwise) or prospects of the Companies taken as a whole, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of Agent or the Lenders hereunder or thereunder.

“Material Indebtedness Agreement” shall mean any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing any Indebtedness of a Company (or the Companies) then in excess of the amount of Fifteen Million Dollars ($15,000,000).

“Maximum Amount” shall mean, for each Lender, the amount set forth opposite such Lender’s name under the column headed “Maximum Amount” as set forth on Schedule 1 hereto, subject to decreases determined pursuant to Section 2.9(a) hereof, increases pursuant to Section 2.9(b) hereof and assignments of interests pursuant to Section 10.10 hereof; provided, however, that the Maximum Amount for the Swing Line Lender shall exclude the Swing Line Commitment (other than its pro rata share), and the Maximum Amount of the Fronting Lender shall exclude the Letter of Credit Commitment (other than its pro rata share).

“Maximum Commitment Amount” shall mean Four Hundred Million Dollars ($400,000,000).

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor to such company.

“Moody’s Rating” shall mean the rating assigned by Moody’s to the senior unsecured long-term indebtedness of Parent or of Borrower with a Parent guaranty.

“Multiemployer Plan” shall mean a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

“Note” shall mean a Revolving Credit Note or the Swing Line Note, or any other promissory note delivered pursuant to this Agreement.

“Notice of Loan” shall mean a Notice of Loan in the form of the attached Exhibit C.

“Obligations” shall mean, collectively, (a) all Indebtedness and other obligations incurred by Borrower or any Guarantor of Payment to Agent, the Fronting Lender, the Swing Line Lender or any Lender pursuant to this Agreement, and includes the principal of and interest on all Loans and all obligations pursuant to Letters of Credit, (b) each extension, renewal or refinancing thereof in whole or in part, and (c) the commitment fees, the other fees and any prepayment fees payable hereunder, and all fees and charges in connection with the Letters of Credit.

“Off-Balance Sheet Liability” of a Person shall mean (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability under any sale and leaseback transaction which is not a Capitalized Lease, or (c) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this subpart (c) Operating Leases.

“Operating Lease” of a Person shall mean any lease of assets (other than a Capitalized Lease) by such Person as lessee that has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Organizational Documents” shall mean, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, operating agreement or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, goods and services taxes, harmonized sales taxes and other sales taxes, charges or similar levies (other than Excluded Taxes) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent” shall mean Cintas Corporation, a Washington corporation, and its successors.

“Parent Guaranty of Payment” shall mean a Guaranty of Payment, substantially in the form of the attached Exhibit G, executed and delivered by Parent with respect to the Obligations, as the same may from time to time be amended, restated or otherwise modified.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or its successor.

“Pension Plan” shall mean an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, institution, trust, estate, government or other agency or political subdivision thereof or any other entity.

“Prime Rate” shall mean the interest rate established from time to time by Agent as Agent’s prime rate, whether or not such rate shall be publicly announced; the Prime Rate may not be the lowest interest rate charged by Agent for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

“Regularly Scheduled Payment Date” shall mean the last day of each February, May, August and November of each year.

“Related Writing” shall mean each Loan Document and any other guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by any Credit Party, or any of its officers, to Agent or the Lenders pursuant to or otherwise in connection with this Agreement.

“Reportable Event” shall mean any of the events described in Section 4043 of ERISA except where notice is waived by the PBGC.

“Request for Extension” shall mean a notice, substantially in the form of the attached Exhibit F.

“Required Lenders” shall mean the holders of at least fifty-one percent (51%) of the Total Commitment Amount, or, if there is any borrowing hereunder, the holders of at least fifty-one percent (51%) of the Revolving Credit Exposure.

“Requirement of Law” shall mean, as to any Person, any law, treaty, rule or regulation or determination or policy statement or interpretation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Percentage” shall mean for any day that percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of Eurocurrency Liabilities.  The Derived Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

“Revolving Credit Commitment” shall mean the obligation hereunder, during the Commitment Period, of (a) each Lender to make Revolving Loans and participate in Swing Loans and Letters of Credit up to the Maximum Amount for such Lender, (b) the Fronting Lender to issue Letters of Credit pursuant to the Letter of Credit Commitment, and (c) the Swing Line Lender to make Swing Loans pursuant to the Swing Line Commitment.

“Revolving Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans outstanding, (b) the Swing Line Exposure, and (c) the Letter of Credit Exposure.

“Revolving Credit Note” shall mean a Revolving Credit Note executed and delivered pursuant to Section 2.4(a) hereof.

“Revolving Loan” shall mean a Loan granted to Borrower by the Lenders in accordance with Section 2.2(a) hereof.

“SEC” shall mean the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principle functions.

“Senior Note Indebtedness” shall mean the Indebtedness evidenced by the 5 1/8% Senior Notes due 2007 and the 6% Senior Notes due 2012, in each case issued by Borrower, or any replacement or refinancing of such Indebtedness.

“Significant Subsidiary” shall mean a Domestic Subsidiary of Parent that, at any time of determination, (a) accounts for more than fifteen percent (15%) of the consolidated revenues (calculated for the most recent fiscal quarter of Parent) of Parent and its Subsidiaries, or (b) is the owner of more than twenty-five percent (25%) of the consolidated assets (calculated as of the end of the most recent fiscal quarter of Parent) of Parent and its Subsidiaries.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor to such company.

“S&P Rating” shall mean the rating assigned by Standard & Poor’s to the senior unsecured long-term indebtedness of Parent or of Borrower with a Parent guaranty.

“Subordinated” shall mean, as applied to Indebtedness, Indebtedness that shall have been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to Agent and the Required Lenders) in favor of the prior payment in full of the Obligations.

“Subsidiary” of a Company shall mean (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by such Company or by one or more other subsidiaries of such Company or by such Company and one or more subsidiaries of such Company, (b) a partnership or limited liability company of which such Company, one or more other subsidiaries of such Company or such Company and one or more subsidiaries of such Company, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has an ownership interest greater than fifty percent (50%) of all of the ownership interests in such partnership or limited liability company, or (c) any other Person (other than a corporation, partnership or limited liability company) in which such Company, one or more other subsidiaries of such Company or such Company and one or more subsidiaries of such Company, directly or indirectly, has at least a majority interest in the Voting Power or the power to elect or direct the election of a majority of directors or other governing body of such Person.

“Substantial Portion” shall mean, with respect to any assets of Parent and its Subsidiaries, assets which (a) represent more than twenty-five percent (25%) of the Consolidated assets of Parent and its Subsidiaries as would be shown in the Consolidated financial statements of Parent and its Subsidiaries at the beginning of the twelve (12) month period ending with the month in which such determination is made; (b) are responsible for more than twenty-five percent (25%) of the Consolidated net sales or the Consolidated net income of Parent and its Subsidiaries as reflected in the financial statements referred to in subpart (a) above; (c) represent more than thirty percent (30%) of the Consolidated assets of Parent and its Subsidiaries as would be shown in the most recent Consolidated financial statements of Parent and its Subsidiaries delivered to Agent under Section 5.3(a) or (b) hereof; or (d) are responsible for more than thirty percent (30%) of the Consolidated net sales or of the consolidated Net financial statements referred to in subpart (c) above.  For purposes of determining Consolidated assets and net sales under this definition, any Acquisition consummated after the date of the relevant financial statement but before the relevant determination date shall be deemed to have occurred on the first day of the relevant period for which such Consolidated assets and net sales were calculated on a pro rata basis acceptable to Agent.

“Swing Line” shall mean the credit facility established by the Swing Line Lender for Borrower in accordance with Section 2.2(c) hereof.

“Swing Line Commitment” shall mean the commitment of the Swing Line Lender to make Swing Loans to Borrower up to the aggregate amount at any time outstanding of Twenty Five Million Dollars ($25,000,000).

“Swing Line Exposure” shall mean, at any time, the aggregate principal amount of all Swing Loans outstanding.

“Swing Line Lender” shall mean KeyBank National Association, as holder of the Swing Line Commitment and each other Eligible Transferee to which all of the Swing Line Commitment is assigned pursuant to Section 10.10 hereof.

“Swing Line Note” shall mean the Swing Line Note executed and delivered pursuant to Section 2.4(b) hereof.

“Swing Loan” shall mean a loan granted to Borrower by the Swing Line Lender under the Swing Line.

“Swing Loan Maturity Date” shall mean, with respect to any Swing Loan, the earlier of (a) fifteen (15) days after the date such Swing Loan is made, or (b) the last day of the Commitment Period.

“Taxes” shall mean any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (together with any interest, penalties or similar liabilities with respect thereto) other than Excluded Taxes.

“Total Commitment Amount” shall mean the Closing Commitment Amount, as such amount may be increased up to the Maximum Commitment Amount pursuant to Section 2.9(b) hereof, or decreased pursuant to Section 2.9(a) hereof.

“Voting Power” shall mean, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person.  The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“Welfare Plan” shall mean an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(l).

Section 1.2.  Accounting Terms.  Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.

Section 1.3.  Terms Generally.  The foregoing definitions shall be applicable to the singular and plurals of the foregoing defined terms.

ARTICLE II.  AMOUNT AND TERMS OF CREDIT

Section 2.1.  Amount and Nature of Credit.

(a)        Subject to the terms and conditions of this Agreement, the Lenders, during the Commitment Period and to the extent hereinafter provided, shall make Loans to Borrower, participate in Swing Loans made by the Swing Line Lender to Borrower, and issue or participate in Letters of Credit at the request of Borrower, in such aggregate amount as Borrower shall request pursuant to the Commitment; provided, however, that in no event shall the Revolving Credit Exposure be in excess of the Total Commitment Amount.

(b)        Each Lender, for itself and not one for any other, agrees to make Loans, participate in Swing Loans, and issue or participate in Letters of Credit, during the Commitment Period, on such basis that, immediately after the completion of any borrowing by Borrower or the issuance of a Letter of Credit:

(i)         the aggregate outstanding principal amount of Loans made by such Lender (other than Swing Loans made by the Swing Line Lender), when combined with such Lender’s pro rata share, if any, of the Letter of Credit Exposure and the Swing Line Exposure, shall not be in excess of the Maximum Amount for such Lender; and

(ii)        the aggregate outstanding principal amount of Loans (other than Swing Loans) made by such Lender shall represent that percentage of the aggregate principal amount then outstanding on all Loans (other than Swing Loans) together with such Lender’s interest in the Letter of Credit Exposure and the Swing Line Exposure that shall be such Lender’s Commitment Percentage.

Each borrowing (other than Swing Loans) from the Lenders hereunder shall be made pro rata according to the respective Commitment Percentages of the Lenders.

(c)          The Loans may be made as Revolving Loans as described in Section 2.2(a) hereof and Swing Loans as described in Section 2.2(c) hereof, and Letters of Credit may be issued in accordance with Section 2.2(b) hereof.

Section 2.2.  Revolving Credit.

(a)          Revolving Loans.  Subject to the terms and conditions of this Agreement, during the Commitment Period, the Lenders shall make a Revolving Loan or Revolving Loans to Borrower in such amount or amounts as Borrower may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Total Commitment Amount, when such Revolving Loans are combined with the Letter of Credit Exposure and the Swing Line Exposure.  Borrower shall have the option, subject to the terms and conditions set forth herein, to borrow Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of Base Rate Loans or Eurodollar Loans.  Subject to the provisions of this Agreement, Borrower shall be entitled under this Section 2.2(a) to borrow funds, repay the same in whole or in part and re-borrow hereunder at any time and from time to time during the Commitment Period.

(b)        Letters of Credit.

(i)         Generally.  Subject to the terms and conditions of this Agreement, during the Commitment Period, the Fronting Lender shall, in its own name, on behalf of the Lenders, issue such Letters of Credit for the account of a Credit Party, as Borrower may from time to time request.  Borrower shall not request any Letter of Credit (and the Fronting Lender shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (A) the Letter of Credit Exposure would exceed the Letter of Credit Commitment or (B) the Revolving Credit Exposure would exceed the Total Commitment Amount.  The issuance of each Letter of Credit shall confer upon each Lender the benefits and liabilities of a participation consisting of an undivided pro rata interest in the Letter of Credit to the extent of such Lender’s Commitment Percentage.

(ii)        Request for Letter of Credit.  Each request for a Letter of Credit shall be delivered to Agent (and to the Fronting Lender, if the Fronting Lender is a Lender other than Agent) by an Authorized Officer not later than 11:00 A.M. (Eastern time) three Business Days prior to the day upon which the Letter of Credit is to be issued.  Each such request shall be in a form acceptable to Agent (and the Fronting Lender, if the Fronting Lender is a Lender other than Agent) and shall specify the face amount thereof, whether such Letter of Credit shall be a commercial documentary or a standby Letter of Credit, the account party, the beneficiary, the intended date of issuance, the expiry date thereof, and the nature of the transaction to be supported thereby.  Concurrently with each such request, Borrower, and any Credit Party for whose account the Letter of Credit is to be issued, shall execute and deliver to the Fronting Lender an appropriate application and agreement, being in the standard form of the Fronting Lender for such letters of credit, as amended to conform to the provisions of this Agreement if required by Agent; provided, however, that, in the event Fronting Lender’s usual and customary practices for issuing Letters of Credit, or the terms and conditions of any agreement relating to any such Letter of Credit between Borrower and the Fronting Lender, conflict with the terms and conditions of this Agreement, the terms of this Agreement shall control.  Agent shall give the Fronting Lender and each Lender notice of each such request for a Letter of Credit.

(iii)       Commercial Documentary Letters of Credit.  With respect to each Letter of Credit that shall be a commercial documentary letter of credit and the drafts thereunder, whether issued for the account of Borrower or any other Credit Party, Borrower agrees to (A) pay to Agent, for the pro rata benefit of the Lenders, a non-refundable commission based upon the face amount of the Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, at the rate of (1) the Applicable Margin (as in effect from time to time) multiplied by (2) the face amount of such Letter of Credit; (B) pay to Agent, for the sole benefit of the Fronting Lender, an additional Letter of Credit fee, which shall be paid on the date that any draw shall be made on such Letter of Credit, at the rate of one-tenth percent (1/10%) of the amount drawn under such Letter of Credit; and (C) pay to Agent, for the sole benefit of the Fronting Lender, such other issuance, amendment, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are generally charged by the Fronting Lender under its fee schedule as in effect from time to time.

(iv)       Standby Letters of Credit.  With respect to each Letter of Credit that shall be a standby letter of credit and the drafts thereunder, if any, whether issued for the account of Borrower or any other Credit Party, Borrower agrees to (A) pay to Agent, for the pro rata benefit of the Lenders, a non-refundable commission based upon the face amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, at the rate of (1) the Applicable Margin (as in effect from time to time) multiplied by (2) the face amount of such Letter of Credit; (B) pay to Agent, for the sole benefit of the Fronting Lender, an additional Letter of Credit fee, which shall be paid on each date that such Letter of Credit shall be issued, amended or renewed at the rate of one-tenth percent (1/10%) of the face amount of such Letter of Credit; and (C) pay to Agent, for the sole benefit of the Fronting Lender, such other issuance, amendment, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are generally charged by the Fronting Lender under its fee schedule as in effect from time to time.

(v)        Refunding of Letters of Credit with Revolving Loans.  Whenever a Letter of Credit shall be drawn, Borrower shall, within one Business Day, reimburse the Fronting Lender for the amount drawn.  In the event that the amount drawn shall not have been reimbursed by Borrower on the date of the drawing of such Letter of Credit, at the sole option of Agent (and the Fronting Lender, if the Fronting Lender is a Lender other than Agent), Borrower shall be deemed to have requested a Revolving Loan, subject to the provisions of Sections 2.2(a) and 2.5 hereof (other than the requirement set forth in Section 2.5(d) hereof), in the amount drawn.  Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Lender has not requested a Revolving Credit Note, by the records of Agent and such Lender).  Each Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever.  Each Lender acknowledges and agrees that its obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this subsection (v) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to Agent, for the account of the Fronting Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such Lender’s Revolving Credit Commitment shall have been reduced or terminated.  Borrower irrevocably authorizes and instructs Agent to apply the proceeds of any borrowing pursuant to this subsection to reimburse, in full, the Fronting Lender for the amount drawn on such Letter of Credit.  Each such Revolving Loan shall be deemed to be a Base Rate Loan unless otherwise requested by and available to Borrower hereunder.  Each Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

(vi)       Participation in Letters of Credit.  If, for any reason, Agent (or the Fronting Lender if the Fronting Lender shall be a Lender other than Agent) shall be unable to or, in the opinion of Agent, it shall be impracticable to, convert any Letter of Credit to a Revolving Loan pursuant to the preceding subsection, Agent (or the Fronting Lender if the Fronting Lender is a Lender other than Agent) shall have the right to request that each Lender purchase a participation in the amount due with respect to such Letter of Credit, and Agent shall promptly notify each Lender thereof (by facsimile or telephone, confirmed in writing).  Upon such notice, but without further action, the Fronting Lender hereby agrees to grant to each Lender, and each Lender hereby agrees to acquire from the Fronting Lender, an undivided participation interest in the amount due with respect to such Letter of Credit in an amount equal to such Lender’s Commitment Percentage of the principal amount due with respect to such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for the account of the Fronting Lender, such Lender’s ratable share of the amount due with respect to such Letter of Credit (determined in accordance with such Lender’s Commitment Percentage).  Each

Lender acknowledges and agrees that its obligation to acquire participations in the amount due under any Letter of Credit that is drawn but not reimbursed by Borrower pursuant to this subsection (vi) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such Lender’s Revolving Credit Commitment shall have been reduced or terminated.  Each Lender shall comply with its obligation under this subsection (vi) by wire transfer of immediately available funds, in the same manner as provided in Section 2.5 hereof with respect to Revolving Loans.  Each Lender is hereby authorized to record on its records such Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.  In addition, each Lender agrees to risk participate in the Existing Letters of Credit as provided in subsection (vii) below.

(vii)      Existing Letters of Credit.  Schedule 2.2 hereto contains a description of all letters of credit outstanding on, and to continue in effect after, the Closing Date. Each such letter of credit issued by a bank that is or becomes a Lender under this Agreement on the Closing Date (each an “Existing Letter of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement, issued, for purposes of subsection (vi) above, on the Closing Date.  Borrower, Agent and the Lenders hereby agree that, from and after such date, the terms of this Agreement shall apply to the Existing Letters of Credit, superseding any other agreement theretofore applicable to them to the extent inconsistent with the terms hereof.  Notwithstanding anything to the contrary in any reimbursement or other agreement applicable to the Existing Letters of Credit, the fees payable in connection with each Existing Letter of Credit to be shared with the Lenders, or paid to the Fronting Lender for its own account, shall accrue from the Closing Date at the rate provided in this Section 2.2(b).

(c)        Swing Loans.

(i)         Generally.  Subject to the terms and conditions of this Agreement, during the Commitment Period, the Swing Line Lender shall make a Swing Loan or Swing Loans to Borrower in such amount or amounts as Borrower, through an Authorized Officer, may from time to time request; provided that Borrower shall not request any Swing Loan if, after giving effect thereto, (A) the Revolving Credit Exposure would exceed the Total Commitment Amount, or (B) the Swing Line Exposure would exceed the Swing Line Commitment.  Each Swing Loan shall be due and payable on the Swing Loan Maturity Date applicable thereto.

(ii)        Refunding of Swing Loans.  If the Swing Line Lender so elects, by giving notice to Borrower and the Lenders, Borrower agrees that the Swing Line Lender shall have the right, in its sole discretion, to require that any Swing Loan be refinanced as a Revolving Loan.  Such Revolving Loan shall be a Base Rate Loan unless otherwise requested by and available to Borrower hereunder.  Upon receipt of such notice by Borrower and the Lenders, Borrower shall be deemed, on such day, to have requested a Revolving Loan in the principal amount of the Swing Loan in accordance with Sections

2.2(a) and 2.5 hereof (other than the requirement set forth in Section 2.5(d) hereof).  Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Lender has not requested a Revolving Credit Note, by the records of Agent and such Lender).  Each Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever.  Each Lender acknowledges and agrees that such Lender’s obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this subsection (ii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to Agent, for the account of the Swing Line Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such Lender’s Revolving Credit Commitment shall have been reduced or terminated.  Borrower irrevocably authorizes and instructs Agent to apply the proceeds of any borrowing pursuant to this subsection (ii) to repay in full such Swing Loan.  Each Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Lender’s pro rata share of the amounts paid to refund such Swing Loan.

(iii)       Participation in Swing Loans.  If, for any reason, Agent is unable to or, in the opinion of Agent, it is impracticable to, convert any Swing Loan to a Revolving Loan pursuant to the preceding subsection (ii), then on any day that a Swing Loan is outstanding (whether before or after the maturity thereof), Agent shall have the right to request that each Lender purchase a participation in such Swing Loan, and Agent shall promptly notify each Lender thereof (by facsimile or telephone, confirmed in writing).  Upon such notice, but without further action, the Swing Line Lender hereby agrees to grant to each Lender, and each Lender hereby agrees to acquire from the Swing Line Lender, an undivided participation interest in such Swing Loan in an amount equal to such Lender’s Commitment Percentage of the principal amount of such Swing Loan.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for the benefit of the Swing Line Lender, such Lender’s ratable share of such Swing Loan (determined in accordance with such Lender’s Commitment Percentage).  Each Lender acknowledges and agrees that its obligation to acquire participations in Swing Loans pursuant to this subsection (iii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such Lender’s Revolving Credit Commitment shall have been reduced or terminated.  Each Lender shall comply with its obligation under this subsection (iii) by wire transfer of immediately available funds, in the same manner as provided in Section 2.5 hereof with respect to Revolving Loans to be made by such Lender.

Section 2.3.  Interest.

(a)        Revolving Loans.

(i)         Base Rate Loan.  Borrower shall pay interest on the unpaid principal amount of a Base Rate Loan outstanding from time to time from the date thereof until paid at the Base Rate from time to time in effect.  Interest on such Base Rate Loan shall be payable, commencing August 31, 2004, and on each Regularly Scheduled Payment Date thereafter and at the maturity thereof.

(ii)        Eurodollar Loans.  Borrower shall pay interest on the unpaid principal amount of each Eurodollar Loan outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin), at the Derived Eurodollar Rate.  Interest on such Eurodollar Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that if an Interest Period shall exceed three months, the interest must be paid every three months, commencing three months from the beginning of such Interest Period).

(b)          Swing Loans.  Borrower shall pay interest to Agent, for the sole benefit of the Swing Line Lender (and any Lender that shall have purchased a participation in such Swing Loan), on the unpaid principal amount of each Swing Loan outstanding from time to time from the date thereof until paid at the Base Rate.  Interest on each Swing Loan shall be payable on the Swing Loan Maturity Date applicable thereto.  Each Swing Loan shall bear interest for a minimum of one day.

(c)          Default Rate.  Anything herein to the contrary notwithstanding, if an Event of Default shall occur, (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate, and (ii) in the case of any other amount due from Borrower hereunder or under any other Loan Document, such amount shall bear interest at the Default Rate.

(d)          Limitation on Interest.  In no event shall the rate of interest hereunder exceed the maximum rate allowable by law.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower.  In determining whether the interest contracted for, charged, or received by Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

Section 2.4.  Evidence of Indebtedness.

(a)        Revolving Loans.  To evidence the obligation of Borrower to a Lender, upon the request of such Lender to Agent and Agent to Borrower, Borrower shall execute a Revolving Credit Note in the form of the attached Exhibit A, payable to the order of such Lender in the principal amount of its Revolving Credit Commitment, or, if less, the aggregate unpaid principal amount of Revolving Loans made by such Lender; provided, however, that the provision of a Revolving Credit Note shall be at the option of each Lender and the failure of a Lender to request a Revolving Credit Note shall in no way detract from Borrower’s obligations to such Lender hereunder.

(b)        Swing Loan.  The obligation of Borrower to repay the Swing Loans and to pay interest thereon shall be evidenced by a Swing Line Note of Borrower in the form of the attached Exhibit B, and payable to the order of the Swing Line Lender in the principal amount of the Swing Line Commitment, or, if less, the aggregate unpaid principal amount of Swing Loans made by the Swing Line Lender.

Section 2.5.  Notice of Credit Event; Funding of Loans.

(a)        Notice of Credit Event.  Borrower, through an Authorized Officer, shall provide to Agent a Notice of Loan prior to (i) 11:00 A.M. (Eastern time) on the proposed date of borrowing or conversion of any Base Rate Loan, (ii) 11:00 A.M. (Eastern time) three Business Days prior to the proposed date of borrowing, conversion or continuation of any Eurodollar Loan, and (iii) 2:00 P.M. (Eastern time) on the proposed date of borrowing of any Swing Loan.  Borrower shall comply with the notice provisions set forth in Section 2.2(b) hereof with respect to Letters of Credit.

(b)        Funding of Loans.  Agent shall notify each Lender of the date, amount and Interest Period (if applicable) promptly upon the receipt of a Notice of Loan, and, in any event, by 2:00 P.M. (Eastern time) on the date such notice is received.  On the date that the Credit Event set forth in such notice is to occur, each such Lender shall provide to Agent, not later than 3:00 P.M. (Eastern time), the amount in Dollars, in federal or other immediately available funds, required of it.  If Agent receives the funds from the Lenders by 3:00 P.M. (Eastern time), then Agent shall make the Loan to Borrower on or before 4:00 P.M. (Eastern time).  If Agent shall elect to advance the proceeds of such Loan prior to receiving funds from such Lender, Agent shall have the right, upon prior notice to Borrower, to debit any account of Borrower or otherwise receive such amount from Borrower, on demand, in the event that such Lender shall fail to reimburse Agent in accordance with this subsection.  Agent shall also have the right to receive interest from such Lender at the Federal Funds Effective Rate in the event that such Lender shall fail to provide its portion of the Loan on the date requested and Agent shall elect to provide such funds.

(c)        Conversion of Loans.  At the request of Borrower to Agent, subject to the notice and other provisions of this Section 2.5, the Lenders shall convert a Base Rate Loan to one or more Eurodollar Loans at any time and shall convert a Eurodollar Loan to a Base Rate Loan on any Interest Adjustment Date applicable thereto.  Swing Loans may be converted by the Swing Line Lender to Revolving Loans in accordance with Section 2.2(c)(ii) hereof.

(d)        Minimum Amount.  Each request for:

(i)         a Base Rate Loan shall be in an amount of not less than One Million Dollars ($1,000,000), increased by increments of Five Hundred Thousand Dollars ($500,000) (provided, however, that a Base Rate Loan may be in an amount equal to the Total Commitment Amount minus the Revolving Credit Exposure);

(ii)        a Eurodollar Loan shall be in an amount of not less than Five Million Dollars ($5,000,000), increased by increments of One Million Dollars ($1,000,000); and

(iii)       a Swing Loan shall be in an amount not less than Five Hundred Thousand Dollars ($500,000).

Section 2.6.  Payment on Loans and Other Obligations.

(a)          Payments Generally.  Each payment made hereunder by a Credit Party shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.

(b)          Payments from Borrower.  All payments (including prepayments) of the principal of or interest on any Loan or other payment, including but not limited to principal, interest or fees, or any other amount owed by Borrower under this Agreement, shall be made to Agent and shall be made in Dollars.  All payments described in this subsection (b) shall be remitted to Agent at the address of Agent for notices referred to in Section 10.4 hereof, for the account of the Lenders (or the Fronting Lender or the Swing Line Lender, as appropriate) not later than 1:00 P.M. (Eastern time) on the due date thereof in immediately available funds.  Any such payments received by Agent after 1:00 P.M. (Eastern time) shall be deemed to have been made and received on the next Business Day.

(c)          Payments to Lenders.  Upon Agent’s receipt of payments hereunder, Agent shall immediately distribute to each Lender (except with respect to Swing Loans, which shall be paid to the Swing Line Lender) its ratable share, if any, of the amount of principal, interest, and facility, utilization and other fees received by Agent for the account of such Lender.  Each Lender shall record any principal, interest or other payment, the principal amounts of Base Rate Loans, Eurodollar Loans and Swing Loans, prepayments, and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Lender, by such method as such Lender may generally employ; provided, however, that failure to make any such entry shall in no way detract from the obligations of Borrower under this Agreement or any Note.  The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans and Letters of Credit set forth on the records of Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal and interest owing to each Lender.

(d)          Timing of Payments.  Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan; provided, however, that, with respect to any Eurodollar Loan, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

Section 2.7.  Prepayment.

(a)        Right to Prepay.  Borrower shall have the right at any time or from time to time to prepay, on a pro rata basis for all of the Lenders (except with respect to Swing Loans, which shall be paid to the Swing Line Lender), all or any part of the principal amount of the Loans, as designated by Borrower.  Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment and any amount payable under Article III hereof with respect to the amount being prepaid.    Borrower shall have the right, at any time or from time to time, to prepay, for the benefit of the Swing Line Lender (and any Lender that has purchased a participation in such Swing Loan), all or any part of the principal amount of the Swing Loans then outstanding, as designated by Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment.

(b)        Notice of Prepayment.  Borrower shall give Agent notice of prepayment of a Base Rate Loan or Swing Loan by not later than 1:00 P.M. (Eastern time) one Business Day before the Business Day on which such prepayment is to be made and written notice of the prepayment of any Eurodollar Loan not later than 1:00 P.M. (Eastern time) three Business Days before the Business Day on which such prepayment is to be made.

(c)        Minimum Amount.  Each prepayment of a Eurodollar Loan by Borrower shall be in the aggregate principal amount of not less than Five Million Dollars ($5,000,000), except in the case of a mandatory prepayment in connection with Section 2.11 or Article III hereof.

Section 2.8.  Facility and Other Fees.

(a)        Facility Fee.  Borrower shall pay to Agent, for the ratable account of the Lenders, as a consideration for the Commitment, a facility fee from the Closing Date to and including the last day of the Commitment Period, payable quarterly, at a rate per annum equal to (i) the Applicable Facility Fee Rate as in effect from time to time, times (ii) the average daily Total Commitment Amount in effect during such quarter.  The facility fee shall be payable in arrears, on August 31, 2004 and on each Regularly Scheduled Payment Date thereafter, and on the last day of the Commitment Period.

(b)        Utilization Fee.  For each day that the Revolving Credit Exposure exceeds an amount equal to fifty percent (50%) of the Total Commitment Amount in effect on that day, Borrower shall pay to Agent, for the ratable account of the Lenders, a utilization fee at the rate per annum equal to (i) the Applicable Utilization Fee Rate as in effect from time to time, times (ii) the Revolving Credit Exposure on that day.  The utilization fee shall be payable in arrears for any fiscal quarter for which a utilization fee is payable, commencing August 31, 2004, and on each Regularly Scheduled Payment Date thereafter, and on the last day of the Commitment Period.

(c)        Agent Fee.  Borrower shall pay to Agent, for its sole benefit, the fees set forth in the Agent Fee Letter.

Section 2.9.  Modification of Commitment.

(a)          Optional Reduction of Commitment.  Borrower may at any time and from time to time permanently reduce in whole or ratably in part the Total Commitment Amount to an amount not less than the then existing Revolving Credit Exposure, by giving Agent not fewer than three Business Days’ written notice of such reduction, provided that any such partial reduction shall be in an aggregate amount, for all of the Lenders, of not less than Five Million Dollars ($5,000,000), increased by increments of One Million Dollars ($1,000,000).  Agent shall promptly notify each Lender of the date of each such reduction and such Lender’s proportionate share thereof.  After each such reduction, the facility fees payable hereunder shall be calculated upon the Total Commitment Amount as so reduced.  If Borrower reduces in whole the Commitment, on the effective date of such reduction (Borrower having prepaid in full the unpaid principal balance, if any, of the Loans, together with all interest and facility, utilization and other fees accrued and unpaid, and provided that no Letter of Credit Exposure or Swing Line Exposure shall exist), all of the Notes shall be delivered to Agent marked “Canceled” and Agent shall redeliver such Notes to Borrower.  Any partial reduction in the Total Commitment Amount shall be effective during the remainder of the Commitment Period.

(b)        Increase in Commitment.  At any time during the Commitment Increase Period, Borrower may request that Agent increase the Total Commitment Amount from the Closing Commitment Amount up to an amount that shall not exceed the Maximum Commitment Amount.  Each such increase shall be in an amount of at least Ten Million Dollars ($10,000,000), increased by increments of One Million Dollars ($1,000,000), and may be made by either (i) proportionally increasing, for one or more Lenders, with their prior written consent, their respective Revolving Credit Commitments, or (ii) including one or more Additional Lenders, each with a new Revolving Credit Commitment, as a party to this Agreement (collectively, the “Additional Commitment”).  During the Commitment Increase Period, the Lenders agree that Agent, in its sole discretion, may permit one or more Additional Commitments upon satisfaction of the following requirements: (A) each Additional Lender, if any, shall be an Eligible Transferee and shall execute an Additional Lender Assumption Agreement, (B) Agent shall provide to Borrower and each Lender a revised Schedule 1 to this Agreement, including revised Commitment Percentages for each of the Lenders, if appropriate, at least three Business Days prior to the effectiveness of such Additional Commitments (each an “Additional Lender Assumption Effective Date”), and (C) Borrower shall execute and deliver to Agent and the Lenders such replacement or additional Revolving Credit Notes as shall be required by Agent (and requested by the Lenders).  The Lenders hereby authorize Agent to execute each Additional Lender Assumption Agreement on behalf of the Lenders.  On each Additional Lender Assumption Effective Date, the Lenders shall make adjustments among themselves with respect to the Revolving Loans then outstanding and amounts of principal, interest, facility fees, utilization fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of Agent, in order to reallocate among such Lenders such outstanding amounts, based on the revised Commitment Percentages and to otherwise carry out fully the intent and terms of this Section 2.9(b).  Borrower shall not request any increase in the Commitment pursuant to this Section 2.9(b) if a Default or an Event of Default shall then exist, or immediately after giving effect to any such increase would exist.

Section 2.10.  Computation of Interest and Fees.  With the exception of Base Rate Loans, interest on Loans and facility, utilization and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed.  With respect to Base Rate Loans, interest shall be computed on the basis of a year having three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and calculated for the actual number of days elapsed.

Section 2.11.  Mandatory Payment.

(a)        If, at any time, the Revolving Credit Exposure shall exceed the Total Commitment Amount as then in effect, Borrower shall, as promptly as practicable, but in no event later than the next Business Day, prepay an aggregate principal amount of the Revolving Loans sufficient to bring the Revolving Credit Exposure within the Total Commitment Amount.

(b)        If, at any time, the Swing Line Exposure shall exceed the Swing Line Commitment, Borrower shall, as promptly as practicable, but in no event later than the next Business Day, prepay an aggregate principal amount of the Swing Loans sufficient to bring the Swing Line Exposure within the Swing Line Commitment.

(c)        Unless otherwise designated by Borrower, each prepayment pursuant to Section 2.11(a) hereof shall be applied in the following order (i) first, on a pro rata basis among the outstanding Base Rate Loans, and (ii) second, among the outstanding Eurodollar Loans in such manner as Borrower may specify (but pro rata among the Lenders), provided that, if the outstanding principal amount of any Eurodollar Loan shall be reduced to an amount less than the minimum amount set forth in Section 2.5(d) hereof as a result of such prepayment, then such Eurodollar Loan shall be converted into a Base Rate Loan on the date of such prepayment.  Any prepayment of a Eurodollar Loan pursuant to this Section 2.11 shall be subject to the prepayment provisions set forth in Article III hereof.

Section 2.12.  Extension of Commitment.  Contemporaneously with the delivery of the financial statements required pursuant to Section 5.3(b) hereof (beginning with the financial statements for the fiscal year of Borrower ending May 31, 2005), Borrower may deliver a Request for Extension, requesting that the Lenders extend the maturity of the Revolving Credit Commitments for one additional year.  Each such extension shall require the unanimous written consent of all of the Lenders and shall be upon such terms and conditions as may be agreed to by Agent, Borrower and the Lenders.  Borrower shall pay any attorneys’ fees or other expenses of Agent in connection with the documentation of any such extension, as well as such other fees as may be agreed upon between Borrower and Agent.

ARTICLE III.  ADDITIONAL PROVISIONS RELATING TO
EURODOLLAR LOANS; INCREASED CAPITAL; TAXES

Section 3.1.  Requirements of Law.

(a)        If, after the Closing Date (i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or (ii) the compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

(A)         shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes and Excluded Taxes which are governed by Section 3.2 hereof);

(B)       shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(C)       shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Borrower shall pay to such Lender, promptly after receipt of a written request therefor, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this subsection (a), such Lender shall promptly notify Borrower (with a copy to Agent) of the event by reason of which it has become so entitled.

(b)        If any Lender shall have determined that, after the Closing Date, the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, or under or in respect of any Letter of Credit, to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the policies of such Lender or corporation with respect to capital adequacy), then from time to time, upon submission by such Lender to Borrower (with a copy to Agent) of a written request therefor (which shall include the method for calculating such amount), Borrower shall promptly pay or cause to be paid to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c)        A certificate as to any additional amounts payable pursuant to this Section 3.1 submitted by any Lender to Borrower (with a copy to Agent) shall be conclusive absent manifest error.  In determining any such additional amounts, such Lender may use any reasonable method of averaging and attribution that it shall deem applicable.  The obligations of Borrower pursuant to this Section 3.1 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)          No Lender shall demand compensation pursuant to this Section 3.1 unless such Lender is seeking similar compensation under comparable provisions of the documents and agreements governing its loans for similarly situated borrowers.

Section 3.2.  Taxes.

(a)        All payments made by any Credit Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of any Taxes or Other Taxes.  If any Taxes or Other Taxes are required to be withheld from any amounts payable to Agent or any Lender thereunder, the amounts so payable to Agent or such Lender shall be increased to the extent necessary to yield to Agent or such Lender (after payment of all Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in the Loan Documents.

(b)        In addition, the Credit Parties shall pay Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)        Whenever any Taxes or Other Taxes are required to be withheld and paid by a Credit Party, such Credit Party shall timely withhold and pay such taxes to the relevant Governmental Authorities.  As promptly as possible thereafter, Borrower shall send to Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Credit Party showing payment thereof.  If such Credit Party shall fail to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to Agent the required receipts or other required documentary evidence, Borrower shall indemnify Agent and the appropriate Lenders on demand for any incremental taxes, interest or penalties that may become payable by Agent or such Lender as a result of any such failure.

(d)        If any Lender shall be so indemnified by a Credit Party, such Lender shall use reasonable efforts to obtain the benefits of any refund, deduction or credit for any taxes or other amounts with respect to the amount paid by such Credit Party and shall reimburse such Credit Party to the extent, but only to the extent, that such Lender shall receive a refund with respect to the amount paid by such Credit Party or an effective net reduction in taxes or other governmental charges (including any taxes imposed on or measured by the total net income of such Lender) of the United States or any state or subdivision or any other Governmental Authority thereof by virtue of any such deduction or credit, after first giving effect to all other deductions and credits otherwise available to such Lender.  If, at the time any audit of such Lender’s income tax return is completed, such Lender determines, based on such audit, that it shall not have been entitled to the full amount of any refund reimbursed to such Credit Party as aforesaid or that its net income taxes shall not have been reduced by a credit or deduction for the full amount reimbursed to such Credit Party as aforesaid, such Credit Party, upon request of such Lender, shall promptly pay to such Lender the amount so refunded to which such Lender shall not have been so entitled, or the amount by which the net income taxes of such Lender shall not have been so reduced, as the case may be.

(e)          Each Lender that is not (i) a citizen or resident of the United States of America, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or (iii) an estate or trust that is subject to federal income taxation regardless of the source of its income (any such Person, a “Non-U.S. Lender”) shall deliver to Borrower and Agent two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement with respect to such interest and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by Credit Parties under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement or such other Loan Document.  In addition, each Non-U.S. Lender shall deliver such forms or appropriate replacements promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify Borrower at any time it determines that such Lender is no longer in a position to provide any previously delivered certificate to Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this subsection (e), a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection (e) that such Non-U.S. Lender is not legally able to deliver.

(f)         The agreements in this Section 3.2 shall survive the termination of the Loan Documents and the payment of the Loans and all other amounts payable hereunder.

(g)        For any period with respect to which a Non-U.S. Lender has failed to provide Borrower with the appropriate form, statement or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occuring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form otherwise is not required under subsection (e) above), such Non-U.S. Lender shall not be entitled to indemnification under Section 3.2(a), (b) or (c) with respect to any additional Taxes imposed by the United States by reason of such failure.

Section 3.3.  Funding Losses.  Borrower agrees to indemnify each Lender, promptly after receipt of a written request therefor, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by Borrower in making any prepayment of or conversion from Eurodollar Loans after Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of a Eurodollar Loan on a day that is not the last day of an Interest Period applicable thereto, or (d) any conversion of a Eurodollar Loan to a Base Rate Loan pursuant to Section 3.4 hereof on a day that is not the last day of an Interest Period applicable thereto.  Such indemnification shall be in an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amounts so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the appropriate London interbank market.  A certificate as to any amounts payable pursuant to this Section 3.3 submitted to Borrower (with a copy to Agent) by any Lender shall be conclusive absent manifest error.  The obligations of Borrower pursuant to this Section 3.3 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 3.4.  Eurodollar Rate Lending Unlawful; Inability to Determine Rate.

(a)        If any Lender shall determine that, after the Closing Date, (i) the introduction of or any change in or in the interpretation of any law makes it unlawful, or (ii) any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert (if permitted pursuant to this Agreement) any Loan into, a Eurodollar Loan, the obligations of such Lender to make, continue or convert any such Eurodollar Loan shall, upon such determination, be suspended until such Lender shall notify Agent that the circumstances causing such suspension no longer exist, and all outstanding Eurodollar Loans payable to such Lender shall automatically convert (if conversion is permitted under this Agreement) into a Base Rate Loan, or be repaid (if no conversion is permitted) at the end of the then current Interest Periods with respect thereto or sooner, if required by law or such assertion.

(b)        If Agent or the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, Agent will promptly so notify Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain such Eurodollar Loan shall be suspended until Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such Eurodollar Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.

ARTICLE IV.  CONDITIONS PRECEDENT

Section 4.1.  Conditions to Each Credit Event.  The obligation of the Lenders, the Fronting Lender and the Swing Line Lender to participate in any Credit Event (other than (a) the conversion of a Base Rate Loan to a Eurodollar Loan, (b) the conversion of a Eurodollar Loan to a Base Rate Loan, (c) the continuation of a Eurodollar Loan on any Interest Adjustment Date, (d) the prepayment of a Eurodollar Loan prior to the end of an Interest Period (subject to any amount payable under Article III hereof) and the borrowing on the same day of a Base Rate Loan for the same amount, and (e) the payment of a Swing Loan and the borrowing on the same day of a Base Rate Loan or Eurodollar Loan for the same amount) shall be conditioned, in the case of each such Credit Event, upon the following:

(i)         Borrower shall have submitted a Notice of Loan (or with respect to a Letter of Credit, complied with the provisions of Section 2.2(b) hereof) and otherwise complied with Section 2.5 hereof;

(ii)        no Default or Event of Default shall then exist or immediately after such Credit Event would exist; and

(iii)       each of the representations and warranties contained in Article VI hereof shall be true in all material respects as if made on and as of the date of such Credit Event, except to the extent that any thereof expressly relate to an earlier date.

Each request by Borrower for a Credit Event shall be deemed to be a representation and warranty by Borrower as of the date of such request as to the satisfaction of the conditions precedent specified in subsections (ii) and (iii) above.

Section 4.2.  Conditions to the First Credit Event.  The obligation of the Lenders, the Fronting Lender and the Swing Line Lender to participate in the first Credit Event is subject to Borrower satisfying each of the following conditions prior to or concurrently with such Credit Event:

(a)        Notes.  Borrower shall have executed and delivered to each Lender requesting a Revolving Credit Note its Revolving Credit Note and shall have executed and delivered to the Swing Line Lender the Swing Line Note.

(b)        Guaranties of Payment.  Each Guarantor of Payment shall have executed and delivered to Agent a Guaranty of Payment.

(c)        Officer’s Certificate, Resolutions, Organizational Documents.  Each Credit Party shall have delivered to Agent an officer’s certificate (or comparable domestic or foreign documents) certifying the names of the officers of such Credit Party authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors (or comparable domestic or foreign documents) of such Credit Party evidencing approval of the execution and delivery of the Loan Documents and the execution of other Related Writings to which such Credit Party is a party, and (ii) the Organizational Documents of such Credit Party.

(d)        Good Standing and Full Force and Effect Certificates.  Borrower shall have delivered to Agent a good standing certificate or full force and effect certificate, as the case may be, for each Credit Party, issued on or about the Closing Date by the Secretary of State in the state or states where such Credit Party is incorporated or formed.

(e)        Legal Opinion.  Borrower shall have delivered to Agent an opinion of counsel for Parent, Borrower and each Significant Subsidiary, in form and substance satisfactory to Agent and the Lenders.

(f)         Agent Fee Letter, Closing Fee Letter and Other Fees.  Borrower shall have (i) executed and delivered to Agent the Agent Fee Letter and paid the fees stated therein, (ii) executed and delivered to Agent, for delivery to BOCM, the BOCM Fee Letter and paid the fees stated therein, (iii) executed and delivered to Agent the Closing Fee Letter and paid to Agent, for the benefit of the Lenders, the fees stated therein, and (iv) paid all legal fees and expenses of Agent for which Borrower has been invoiced in connection with the preparation and negotiation of the Loan Documents.

(g)          Existing Credit Agreement.  Borrower shall have terminated (i) the Three-Year Credit Agreement among Borrower, Parent, the lenders party thereto, and Bank One, NA, as agent, dated as of January 31, 2002, as amended, and (ii) the Twenty-One Month Credit Agreement among Borrower, Parent, the lenders party thereto, and Bank One, NA, as agent, dated as of April 30, 2003, as amended, which terminations shall be deemed to have occurred upon payment in full of all of the Indebtedness outstanding thereunder (other than Existing Letters of Credit or letters of credit thereunder that are collateralized in a manner acceptable to Agent) and termination of the commitments established therein.

(h)        Closing Certificate.  Borrower shall have delivered to Agent and the Lenders an officer’s certificate certifying that, as of the Closing Date, (i) no Default or Event of Default exists nor immediately after the making of the first Loan or the issuance of the first Letter of Credit will exist, and (ii) each of the representations and warranties contained in Article VI hereof are true and correct as of the Closing Date.

(i)         Letter of Direction.  To the extent a Loan is requested on the Closing Date, Borrower shall have delivered to Agent a letter of direction authorizing Agent, on behalf of the Lenders, to disburse the proceeds of the Loans, which includes the transfer of funds under this Agreement and wire instructions setting forth the locations to which such funds shall be sent.

(j)         No Material Adverse Change.  No material adverse change, in the opinion of Agent, shall have occurred in the financial condition or operations of the Companies taken as a whole since February 29, 2004.

(k)        Miscellaneous.  Borrower shall have provided to Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by Agent or the Lenders.

ARTICLE V.  COVENANTS

Section 5.1.  Insurance.  Each Company shall (a) maintain with financially sound and reputable insurers insurance with coverage and limits as required by law and as is customary with Persons engaged in the same businesses as the Companies; and (b) within ten days of any Lender’s written request, furnish to such Lender such information about such Company’s insurance as that Lender may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to such Lender and certified by a Financial Officer of such Company, as appropriate.

Section 5.2.  Money Obligations.  Each Company shall pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate provisions have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; and (b) all of its wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§ 206-207) or any comparable provisions.

Section 5.3.  Financial Statements and Information.

(a)        Quarterly Financials.  Borrower shall deliver to Agent, within forty-five (45) days after the end of each of the first three quarter-annual periods of each fiscal year of Parent, balance sheets of the Companies as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the quarter and fiscal year to date periods, all prepared on a Consolidated basis, in accordance with GAAP, and in form and detail satisfactory to Agent and the Lenders and certified by a Financial Officer of Parent.

(b)        Annual Audit Report.  Borrower shall deliver to Agent, within ninety (90) days after the end of each fiscal year of Parent, an annual audit report of the Companies for that year prepared on a Consolidated and condensed consolidating basis (provided that consolidating statements need not be certified by an independent public accountant), in accordance with GAAP, and in form and detail satisfactory to Agent and the Lenders and certified by an independent public accountant satisfactory to Agent, which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period.

(c)        Compliance Certificate.  Borrower shall deliver to Agent and the Lenders, concurrently with the delivery of the financial statements set forth in subsections (a) and (b) above, a Compliance Certificate.

(d)        Shareholder and SEC Documents.  Borrower shall deliver to Agent, as soon as available, copies of all registration statements and annual and quarterly reports sent by Parent (in final form) to the SEC.

(f)         Financial Information of Companies.  Borrower shall deliver to Agent and the Lenders, within ten days of the written request of Agent or any Lender, such other information about the financial condition, properties and operations of any Company as Agent or such Lender may from time to time reasonably request, which information shall be submitted in form and detail satisfactory to Agent or such Lender and certified by a Financial Officer of the Company in question, as appropriate.

Section 5.4.  Financial Records.  Each Company shall at all times maintain true and complete records and books of account, including, without limiting the generality of the foregoing, appropriate provisions for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and upon notice to such Company) permit Agent, or any representative of Agent, to examine the books and records of such Company, as requested, and to make excerpts therefrom and transcripts thereof.

Section 5.5.  Franchises; Change in Business.  Except as otherwise permitted pursuant to Section 5.12 hereof, each Credit Party shall preserve and maintain at all times its existence, and its rights and franchises necessary for its business.

Section 5.6.  ERISA Compliance.  No Company shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan.  Borrower shall furnish to the Lenders (a) as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any Reportable Event with respect to any ERISA Plan has occurred, a statement of a Financial Officer of such Company, setting forth details as to such Reportable Event and the action that such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, and (b) promptly after receipt thereof a copy of any notice such Company, or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any ERISA Plan administered by such Company; provided, that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service.  Borrower shall promptly notify the Lenders of any material taxes assessed, proposed to be assessed or that Borrower has reason to believe may be assessed against a Company by the Internal Revenue Service with respect to any ERISA Plan.  As used in this Section 5.6, “material” means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of Consolidated Net Worth.  As soon as practicable, and in any event within thirty (30) days, after any Company shall become aware that an ERISA Event shall have occurred, such Company shall provide Agent with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto.  Borrower shall, at the request of Agent or any Lender after the occurrence and during the continuance of an Event of Default, deliver or cause to be delivered to Agent or such Lender, as the case may be, true and correct copies of any documents relating to the ERISA Plan of any Company.

Section 5.7.  Financial Covenants.

(a)        Capitalization Ratio.  The Companies shall not suffer or permit at any time the Capitalization Ratio to exceed 0.40 to 1.00.

(b)        Interest Coverage Ratio.  The Companies shall not suffer or permit at any time the Interest Coverage Ratio to be less than 3.00 to 1.00.

Section 5.8.  Borrowing.  No Company (other than Parent, Borrower or a Guarantor of Payment) shall create, incur or have outstanding any Indebtedness of any kind; provided that this Section 5.8 shall not apply to the following:

(a)        the Loans, the Letters of Credit or any other Indebtedness under this Agreement;

(b)        in addition to other Indebtedness permitted to be incurred pursuant to this Section 5.8, the Indebtedness existing on the Closing Date as set forth in Schedule 5.8 hereto (and any extension, renewal or refinancing thereof so long as the principal amount thereof shall not be increased after the Closing Date);

(c)        Indebtedness incurred or assumed in connection with an Acquisition permitted pursuant to Section 5.13 hereof, so long as such Indebtedness existed at the time such Acquisition was consummated and was not created in contemplation of, in connection with, or in the consummation of such Acquisition (and any extension, renewal or refinancing thereof so long as the principal amount thereof shall not be increased);

(d)        Indebtedness arising from (i) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, or (ii) the honoring of a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; or

(e)        other Indebtedness not in excess of the aggregate amount at any time outstanding, for all of the Companies, of twenty-five percent (25%) of Consolidated Net Worth.

Section 5.9.  Liens.  No Company shall create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section shall not apply to the following:

(a)        Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;

(b)        other statutory Liens incidental to the conduct of its business or the ownership of its property and assets that (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(c)        easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of any Company;

(d)        any Lien granted to Agent, for the benefit of the Lenders;

(e)          the Liens existing on the Closing Date as set forth in Schedule 5.9 hereto and replacements, extensions, renewals, refundings or refinancings thereof, but only to the extent that the amount of debt secured thereby shall not be increased; or

(f)           any other Liens securing Indebtedness of the Companies not in excess of, for all of the Companies, twenty-five percent (25%) of Consolidated Net Worth.

Section 5.10.  Regulations T, U and X.  No Company shall take any action that would result in any non-compliance of the Loans or Letters of Credit with Regulations T, U or X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.

Section 5.11.  Investments and Loans.  No Company shall, without the prior written consent of the Required Lenders, (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, or (d) make or keep outstanding any advance or loan to any Person; provided that this Section 5.11 shall not apply to the following:

(i)         any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;

(ii)        any investment in Cash Equivalents;

(iii)       the holding of each of the Subsidiaries listed on Schedule 6.1 hereto and investments therein, and the creation, acquisition and holding of and the making of investments in any new Subsidiary after the Closing Date so long as such new Subsidiary shall have been created, acquired or held in accordance with the terms and conditions of this Agreement;

(iv)       any other investments or loans in an aggregate amount not to exceed, for all of the Companies in any fiscal year, twenty-five percent (25%) of Consolidated Net Worth as of the beginning of such fiscal year; or

(v)        Acquisitions may be effected in accordance with the provisions of Section 5.13 hereof.

Section 5.12.  Merger and Sale of Assets.  No Company shall merge, amalgamate or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person (other than Borrower or any other Credit Party) other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

(a)        any Subsidiary of Parent (other than Borrower or a Guarantor of Payment) may merge with or sell, lease, transfer or otherwise dispose of any of its assets to any Company;

(b)        any Subsidiary of Borrower may merge with or sell, lease, transfer or otherwise dispose of any of its assets to any other Subsidiary of Borrower;

(c)        any Company may sell, lease, transfer or otherwise dispose of any assets that are obsolete or no longer useful in such Company’s business;

(d)        any Company may sell, lease, transfer or otherwise dispose (whether in one transaction or a series of related transactions) of any of its assets to any other Person, so long as the aggregate fair market value of the assets being sold, leased, transferred or otherwise disposed of, in the aggregate for all Companies, shall not constitute (i) during the twelve (12) month period ending with the month prior to the month in which any such sale, lease, transfer or disposition, a Substantial Portion as determined under subparts (a) and (b) of the definition of Substantial Portion, or (ii) on or after the date of this Agreement, a Substantial Portion as determined under subparts (c) and (d) of the definition of Substantial Portion; and

(e)        Acquisitions may be effected in accordance with the provisions of Section 5.13 hereof.

Notwithstanding anything in this Section 5.12 to the contrary, (A) no sale, lease, transfer or other disposition of assets by a Company may be effectuated (other than in the ordinary course or pursuant to subsections (a) or (b) above) if any Default or Event of Default has occurred and is continuing, and (B) all sales, leases, transfers and other dispositions of assets at any time shall be for not materially less than the fair market value of such assets as determined in good faith by Parent.

Section 5.13.  Acquisitions.  No Company shall effect an Acquisition if the aggregate Consideration paid for such Acquisition exceeds twenty-five percent (25%) of Consolidated Net Worth, as determined for the most recently completed fiscal quarter of Parent, unless, prior to consummation of such Acquisition, Borrower shall have provided to Agent a certificate of a Financial Officer showing pro forma compliance with Section 5.7 hereof after giving effect to the proposed Acquisition.

Section 5.14.  Notice.  Borrower shall cause a Financial Officer to promptly notify Agent whenever any Default or Event of Default may occur hereunder or any representation or warranty made in Article VI hereof or elsewhere in this Agreement or in any other Loan Document may for any reason cease in any material respect to be true and complete.

Section 5.15.  Environmental Compliance.  Each Company shall comply in all material respects with any and all Environmental Laws including, without limitation, all Environmental Laws in jurisdictions in which such Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise.  Borrower shall furnish to the Lenders, promptly after receipt thereof, a copy of any notice such Company may receive from any Governmental Authority, private Person or otherwise that any material litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company.  No Company shall allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law except to the extent such release or disposal does not or is not reasonably expected to have a Material Adverse Effect.  As used in this Section, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any Governmental Authority, private Person or otherwise.  Borrower shall defend, indemnify and hold Agent and the Lenders harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys’ fees) arising out of or resulting from the noncompliance of any Company with any Environmental Law.  Such indemnification shall survive any termination of this Agreement.

Section 5.16.  Affiliate Transactions.  No Company shall, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Company that is a Credit Party) on terms that shall be less favorable to such Company than those that might be obtained at the time in a transaction with a non-Affiliate; provided, however, that the foregoing shall not prohibit the payment of customary and reasonable directors’ fees to directors who are not employees of a Company or an Affiliate.

Section 5.17.  Use of Proceeds.  Borrower’s use of the proceeds of the Commitment shall be solely for working capital and other general corporate purposes of Parent and its Subsidiaries and for Acquisitions and the repayment of existing Indebtedness.

Section 5.18.  Subsidiary Guaranties.

(a)        Provision of Subsidiary Guaranties.  Each Significant Subsidiary created, acquired or held subsequent to the Closing Date, shall promptly execute and deliver to Agent, for the benefit of the Lenders, a Guaranty of Payment of all of the Obligations, such agreement to be in the form of Exhibit H hereto, along with any such other supporting documentation, corporate governance and authorization documents, and an opinion of counsel as may be deemed reasonably necessary or advisable by Agent.

(b)        Release of Non-Significant Subsidiary Guaranties.  Borrower may from time to time request that certain Guarantors of Payment (other than Parent) be released from their respective Guaranties of Payment (and Agent is authorized by the Lenders to release such Guarantors of Payment from their Guaranty of Payment); provided that, as of the date of such release, such Subsidiary does not constitute a Significant Subsidiary and no Default or Event of Default shall exist or be caused thereby.  In connection with granting any such release, Agent shall be entitled to rely on a representation by Borrower that the conditions to such release are satisfied.

(c)        Release of Guarantor Upon Sale or Disposition.  Upon the sale or disposition permitted under this Agreement of a Guarantor of Payment other than Parent (by merger or otherwise) to a Person that is not an Affiliate, and which sale or disposition is otherwise in compliance with the terms of this Agreement, Agent shall release such Guarantor of Payment from its Guaranty of Payment upon the written request of Borrower and, if required by Agent, a certificate of a Financial Officer and an opinion of counsel to the effect that the transaction giving rise to the release of such Guaranty of Payment was made in accordance with the provisions of this Agreement.

(d)        Guarantor of Senior Note Indebtedness.  Notwithstanding anything herein to the contrary, Borrower shall cause to be executed and delivered to Agent and the Lenders, Guaranties of Payment of each Subsidiary of Parent (other than Borrower or an existing Guarantor of Payment) that is liable at any time, whether as a direct borrower, a Guarantor or otherwise, under the Senior Note Indebtedness, with such Guaranties of Payment to be delivered simultaneously with such Subsidiary becoming so liable under the Senior Note Indebtedness; provided, however, that (a) in the event that any such Subsidiary is only liable for a portion of the Senior Note Indebtedness, the Guaranty of Payment delivered by such Subsidiary shall be limited to an undivided percentage of the Indebtedness created under this Agreement equal to the proportion that the liability of such Subsidiary in respect of the Senior Note Indebtedness bears to the entire amount of the Senior Note Indebtedness; and (b) the foregoing provisions shall not limit the right of Parent to request a release from any such Guaranty of Payment in the event that such Subsidiary ceases to be obligated in respect of the Senior Note Indebtedness or the obligations of the Lenders to grant such a release, in each case in accordance with the terms hereof.

(e)        Additions to Guarantors.  Borrower may, in its sole and absolute discretion, designate any Subsidiary of Parent (that is not already a Guarantor or Payment) to become a Guarantor of Payment hereunder by executing and delivering a Guaranty of Payment to Agent.

(f)         Deliveries.  In connection with the delivery of any Guaranty of Payment under this Section 5.18, Borrower shall provide such other documentation to Agent, including, without limitation, one or more opinions of counsel satisfactory to Agent, corporate documents and resolutions, which, in the reasonable opinion of Agent, is necessary or advisable in connection therewith.

(g)        Effectiveness of Release.  No release of a Guarantor of Payment under this Section 5.18 shall be effective until such release has been given in writing by Agent.  Any Guarantor of Payment not so released in writing shall remain liable for the full amount of the Obligations.

Section 5.19.  Restrictive Agreements.  Except as set forth in this Agreement, the Companies shall not directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) make, directly or indirectly, any Capital Distribution to Borrower, (b) make, directly or indirectly, loans or advances or capital contributions to Borrower or (c) transfer, directly or indirectly, any of the properties or assets of such Subsidiary to Borrower; except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, (iii) customary restrictions in security agreements or mortgages securing Indebtedness or capital leases, of a Company to the extent such restrictions shall only restrict the transfer of the property subject to such security agreement, mortgage or lease, (iv) restrictions with respect to a Subsidiary imposed pursuant to an agreement which has been entered into in connection with the disposition of all or substantially all of the assets or capital stock of such Subsidiary, or (v) any restrictions with respect to any assets subject to a Lien permitted under Section 5.9 hereof.

Section 5.20.  Pari Passu Ranking.  The Obligations shall, and Borrower shall take all necessary action to ensure that the Obligations shall, at all times, rank at least pari passu in right of payment with all other senior unsecured Indebtedness of Parent and Borrower.

Section 5.21.  Amendment of Organizational Documents.  No Company shall amend its Organizational Documents to amend its Organizational Documents in any manner which is reasonably expected to have a Material Adverse Effect, without prior notice to Agent and the Lenders.

ARTICLE VI.  REPRESENTATIONS AND WARRANTIES

Section 6.1.  Corporate Existence; Subsidiaries; Foreign Qualification.  Each Company is duly organized, validly existing, and in good standing under the laws of its state or jurisdiction of incorporation or organization and is duly qualified and authorized to do business and is in good standing as a foreign entity in each jurisdiction where the character of its property or business activities makes such qualification necessary, except where a failure to qualify will not result in a Material Adverse Effect.  Each Foreign Subsidiary is validly existing under the laws of its jurisdiction of organization.  Schedule 6.1 hereto sets forth, as of the Closing Date, each Subsidiary of Parent (and whether such Subsidiary is a Dormant Subsidiary or a Significant Subsidiary), its state of formation, its relationship to Parent, including the percentage of each class of stock owned by a Company, each Person that owns the stock or other equity interest of each Company.

Section 6.2.  Corporate Authority.  Each Credit Party has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents.  The Loan Documents to which each Credit Party is a party have been duly authorized and approved by such Credit Party’s board of directors or other governing body, as applicable, and are the valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as enforcement may be limited by bankruptcy or insolvency laws or similar laws affecting the rights of creditors generally or by general principles of equity.  The execution, delivery and performance of the Loan Documents will not conflict with nor result in any breach in any of the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 5.9 hereof) upon any assets or property of any Credit Party under the provisions of, such Credit Party’s Organizational Documents or any agreement to which a Credit Party is a party or by which such Credit Party or its property is bound.

Section 6.3.  Compliance with Laws and Contracts.  Each Company:

(a)        holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority necessary for the conduct of its business and is in compliance with all applicable laws relating thereto;

(b)        is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices; and

(c)        is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound;

except where the failure to hold such permits, certificates, licenses, orders, registrations, franchises, authorizations or approvals, or where any such non-compliance or violation, would not reasonably be expected to have a Material Adverse Effect.

Section 6.4.  Litigation and Administrative Proceedings.  As of the Closing Date, except as disclosed on Schedule 6.4 hereto, there are (a) no lawsuits, actions, investigations, or other proceedings pending or threatened against any Company, or in respect of which any Company may have any liability, in any court or before any Governmental Authority, arbitration board, or other tribunal, (b) no orders, writs, injunctions, judgments, or decrees of any court or government agency or instrumentality to which any Company is a party or by which the property or assets of any Company are bound, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining, in each case, which would be expected to have a Material Adverse Effect.

Section 6.5.  Title to Assets.  Each Company has good title to and ownership of all property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.9 hereof.

Section 6.6.  Tax Returns.  All federal, state and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein or where the failure to do so could not reasonably be expected to cause or result in a Material Adverse Effect.  The provision for taxes on the books of each Company is adequate for all years not closed by applicable statutes and for the current fiscal year.

Section 6.7.  Environmental Matters.  As of the Closing Date, based upon a review of the effect of Environmental Laws on the business of Parent and its Subsidiaries Parent has concluded that there have been no violations of Environmental Laws, and there are no reasonably foreseeable violations of Environmental Laws, that could reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, neither Parent nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

Section 6.8.  Continued Business.  There exists no actual, pending, or, to Borrower’s knowledge, any threatened termination, cancellation or limitation of, or any modification or change in the business relationship of any Company and any customer or supplier, or any group of customers or suppliers, whose purchases or supplies, individually or in the aggregate, are material to the business of any Company, and there exists no present condition or state of facts or circumstances that would have a Material Adverse Effect or prevent a Company from conducting such business or the transactions contemplated by this Agreement in substantially the same manner in which it was previously conducted.

Section 6.9.  Employee Benefits Plans.  No ERISA Event is expected to occur with respect to an ERISA Plan.  Full payment has been made of all amounts that a Controlled Group member is required, under applicable law or under the governing documents, to have paid as a contribution to or a benefit under each ERISA Plan.  The liability of each Controlled Group member with respect to each ERISA Plan has been funded based upon reasonable and proper actuarial assumptions, has been insured, or has been fully reserved for on its financial statements other than any failure to fund or failure to insure or reserve which is not material.  No changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the ERISA Plan.  With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a), (a) the ERISA Plan and any associated trust operationally comply in all material respects with the applicable requirements of Code Section 401(a); (b) the ERISA Plan and any associated trust have been amended to comply in all material respects with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely); (c) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired or an application for a favorable determination is pending; (d) the ERISA Plan currently satisfies the requirements of Code Section 410(b), subject to any retroactive amendment that may be made within the above-described “remedial amendment period”; and (e) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972.  With respect to any Pension Plan, the “accumulated benefit obligation” of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”) does not exceed the fair market value of Pension Plan assets by any amount which would be material.  As used in this Section 6.9 “material” shall have the meaning ascribed thereto in Section 5.6 hereof.

Section 6.10.  Consents or Approvals.  No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by any Company in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed.

Section 6.11.  Solvency.  Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that Borrower has incurred to Agent and the Lenders.  Borrower is not insolvent as defined in any applicable state, federal or relevant foreign statute, nor will Borrower be rendered insolvent by the execution and delivery of the Loan Documents to Agent and the Lenders.  Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to Agent and the Lenders incurred hereunder.  Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

Section 6.12.  Financial Statements.  The audited Consolidated financial statements of Parent for the fiscal year ended May 31, 2003, and the unaudited Consolidated financial statements of Parent for the fiscal quarter ended February 29, 2004, furnished to Agent and the Lenders, are true and complete in all material respects, have been prepared in accordance with GAAP, and fairly present the financial condition of the Companies as of the dates of such financial statements and the results of their operations for the periods then ending.  As of the Closing Date, since the dates of such statements, there has been no material adverse change in the financial condition, properties or business of any Company or any change in accounting procedures of any Company except as required by GAAP.

Section 6.13.  Regulations T, U and X.  Neither Parent nor any of its Subsidiaries extends or maintains, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying margin stock, and no part of the proceeds of any Loan will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such margin stock or maintaining or extending credit to others for such purpose in any way that would violate Regulation T, U or X.  After applying the proceeds of each Loan, margin stock will not constitute more than twenty-five percent (25%) of the value of the assets (either of Borrower alone or of Parent and its Subsidiaries on a Consolidated basis) that are subject to any provisions of any Loan Document that may cause the Loans to be deemed secured, directly or indirectly, by margin stock.  Parent and its Subsidiaries are in compliance with Section 5.17 hereof.

Section 6.14.  Material Agreements.  Neither Parent nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction that could reasonably be expected to have a Material Adverse Effect.  Neither Parent nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (b) any Material Indebtedness Agreement.

Section 6.15.  Intellectual Property.  Each Company owns or has the right to use all of the patents, patent applications, industrial designs, trademarks, service marks, copyrights, licenses,

and rights with respect to the foregoing necessary for the conduct of its business without any known conflict with the rights of others, except to the extent any such conflict would not have a Material Adverse Effect.

Section 6.16.  Insurance.  Each Company maintains with financially sound and reputable insurers insurance with coverage and limits as required by law and as is customary with Persons engaged in the same businesses as the Companies.

Section 6.17.  Accurate and Complete Statements.  Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or in the Loan Documents not misleading in light of the context in which such statements are made.  After due inquiry by Borrower, there is no known fact that any Company has not disclosed to Agent and the Lenders that has or is likely to have a Material Adverse Effect.

Section 6.18.  Investment Company; Holding Company.  No Company is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to regulation under the Public Utility Holding Company Act of 1935 or the Federal Power Act, each as amended, or any foreign, federal, state or local statute or regulation limiting its ability to incur Indebtedness.

Section 6.19.  Defaults.  No Default or Event of Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.

ARTICLE VII.  EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default hereunder:

Section 7.1.  Payments.  If (a) the interest on any Loan or any facility, utilization or other fee shall not be paid in full punctually when due and payable or within five Business Days thereafter, or (b) the principal of any Loan or any obligation under any Letter of Credit shall not be paid in full when due and payable.

Section 7.2.  Special Covenants.  If any Company shall fail or omit to perform and observe Section 5.7, 5.8, 5.9, 5.11, 5.12 or 5.13 hereof.

Section 7.3.  Other Covenants.  If any Company shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Section 7.1 or 7.2 hereof) contained or referred to in this Agreement or any other Loan Document that is on the part of such Company to be complied with, and that Default shall not have been fully corrected within thirty (30) days after the earlier of (a) any Financial Officer of such Company becomes aware of the occurrence thereof, or (b) the giving of written notice thereof to Borrower by Agent or the Required Lenders that the specified Default is to be remedied.

Section 7.4.  Representations and Warranties.  If any representation, warranty or statement made in or pursuant to this Agreement or any other Loan Document shall be false or erroneous in any material respect when made.

Section 7.5.  Cross Default.  If any Company shall default in the payment of principal or interest due and owing under any Material Indebtedness Agreement beyond any period of grace provided with respect thereto or in the performance or observance of any other provision, term or condition contained in such Material Indebtedness Agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.

Section 7.6.  ERISA Default.  The occurrence of one or more ERISA Events that (a) the Required Lenders determine could have a Material Adverse Effect, or (b) results in a Lien on any of the material portion of the assets of any Company (as defined in Section 5.6 hereof).

Section 7.7.  Change in Control.  If any Change in Control shall occur.

Section 7.8.  Money Judgment.  A final judgment or order for the payment of money shall be rendered against any Company by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of ninety (90) days after the date on which the right to appeal has expired, provided that the aggregate of all such judgments for all such Companies shall exceed Fifteen Million Dollars ($15,000,000).

Section 7.9.  Validity of Loan Documents.  (a) the validity, binding effect or enforceability of any Material Loan Document against any Credit Party shall be contested by any Credit Party; (b) any Credit Party shall deny that it has any or further liability or obligation under any Loan Document; or (c) any Material Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Agent and the Lenders the benefits purported to be created thereby.  As used herein “Material Loan Documents” shall mean this Agreement, each Note and each Guaranty of Payment.

Section 7.10.  Solvency.  If any Company (other than a Dormant Subsidiary) shall (a) except as permitted pursuant to Section 5.12 hereof, discontinue business, (b) generally not pay its debts as such debts become due, (c) make a general assignment for the benefit of creditors, (d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, (e) be adjudicated a debtor or insolvent or have entered against it an order for relief under Title 11 of the United States Code, or under any other bankruptcy insolvency, liquidation, winding-up, corporate or similar statute or law, foreign, federal state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing may be amended from time to time, or other applicable statute for jurisdictions outside of the United States, as the case may be, (f) file a voluntary petition in bankruptcy, or have an involuntary proceeding filed against it and the same shall continue undismissed for a period of sixty (60) consecutive days from commencement of such proceeding or case, or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state, or, if applicable, other jurisdiction) relating to relief of debtors, (g) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, (h) have an administrative receiver appointed over the whole or substantially the whole of its assets, or (i) take any action in order thereby to effect any of the foregoing.

ARTICLE VIII.  REMEDIES UPON DEFAULT

Notwithstanding any contrary provision or inference herein or elsewhere:

Section 8.1.  Optional Defaults.  If any Event of Default referred to in Section 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, or 7.9 hereof shall occur, Agent may, with the consent of the Required Lenders, and shall, at the request of the Required Lenders, give written notice to Borrower, to:

(a)        terminate the Commitment, if not previously terminated, and, immediately upon such election, the obligations of the Lenders, and each thereof, to make any further Loan and the obligation of the Fronting Lender to issue any Letter of Credit immediately shall be terminated; and/or

(b)        accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrower.

Section 8.2.  Automatic Defaults.  If any Event of Default referred to in Section 7.10 hereof shall occur:

(a)        all of the Commitment shall automatically and immediately terminate, if not previously terminated, and no Lender thereafter shall be under any obligation to grant any further Loan, nor shall the Fronting Lender be obligated to issue any Letter of Credit; and

(b)        the principal of and interest then outstanding on all of the Loans, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by Borrower.

Section 8.3.  Letters of Credit.  If the maturity of the Obligations shall be accelerated pursuant to Section 8.1 or 8.2 hereof, Borrower shall immediately deposit with Agent, as security for the obligations of Borrower and any Guarantor of Payment to reimburse Agent and the Lenders for any then outstanding Letters of Credit, cash equal to the sum of the aggregate undrawn balance of any then outstanding Letters of Credit.  Agent and the Lenders are hereby authorized, at their option, to deduct any and all such amounts from any deposit balances then owing by any Lender (or any affiliate of such Lender) to or for the credit or account of any Company, as security for the obligations of Borrower and any Guarantor of Payment to reimburse Agent and the Lenders for any then outstanding Letters of Credit.

Section 8.4.  Offsets.  If there shall occur or exist any Event of Default referred to in Section 7.10 hereof or if the maturity of the Obligations is accelerated pursuant to Section 8.1 or 8.2 hereof, each Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all of the Obligations then owing by Borrower to such Lender (including, without limitation, any participation purchased or to be purchased pursuant to Section 2.2(b), 2.2(c) or 8.5 hereof), whether or not the same shall then have matured, any and all deposit (general or special) balances and all other indebtedness then held or owing by such Lender (including, without limitation, by branches and agencies or any affiliate of such Lender, wherever located) to or for the credit or account of Borrower or any Guarantor of Payment, all without notice to or demand upon Borrower or any other Person, all such notices and demands being hereby expressly waived by Borrower.

Section 8.5.  Equalization Provision.  Each Lender agrees with the other Lenders that if it, at any time, shall obtain any Advantage over the other Lenders or any thereof in respect of the Obligations (except as to Swing Loans and Letters of Credit prior to Agent’s giving of notice to participate and except under Article III hereof), it shall purchase from the other Lenders, for cash and at par, such additional participation in the Obligations as shall be necessary to nullify the Advantage.  If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Lender receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Lender receiving the Advantage is required to pay interest on the Advantage to the Person recovering the Advantage from such Lender) ratably to the extent of the recovery.  Each Lender further agrees with the other Lenders that if it at any time shall receive any payment for or on behalf of Borrower on any indebtedness owing by Borrower to that Lender (whether by realization upon security, by reason of offset of any deposit or other indebtedness, by counterclaim or cross-action or by the enforcement of any right under any Loan Document), it will apply such payment first to any and all Obligations owing by Borrower to that Lender (including, without limitation, any participation purchased or to be purchased pursuant to this Section or any other Section of this Agreement).  Borrower agrees that any Lender so purchasing a participation from the other Lenders or any thereof pursuant to this Section may exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender was a direct creditor of Borrower in the amount of such participation.

Section 8.6.  Other Remedies.  The remedies in this Article VIII are in addition to, not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lenders may be entitled.  Agent shall exercise the rights under this Article VIII and all other collection efforts on behalf of the Lenders and no Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.

ARTICLE IX.  THE AGENT

The Lenders authorize KeyBank National Association and KeyBank National Association hereby agrees to act as agent for the Lenders in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:

Section 9.1.  Appointment and Authorization.  Each Lender hereby irrevocably appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto.  Neither Agent nor any of its affiliates, directors, officers, attorneys or employees shall (a) be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction), or be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or due execution of this Agreement or any other Loan Documents, (b) be under any obligation to any Lender to ascertain or to inquire as to the performance or observance or any of the terms, covenants or conditions hereof or thereof on the part of Borrower or any other Company, or the financial condition of Borrower or any other Company, or (c) be liable to any of the Companies for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or Letters of Credit or any of the Loan Documents.

Section 9.2.  Note Holders.  Agent may treat the payee of any Note as the holder thereof (or, if there is no Note, the holder of the interest as reflected on the books and records of Agent) until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to Agent.

Section 9.3.  Consultation With Counsel.  Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the opinion of such counsel.

Section 9.4.  Documents.  Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Document or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

Section 9.5.  Agent and Affiliates.  With respect to the Loans, Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not Agent, and Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Company or any Affiliate.

Section 9.6.  Knowledge of Default.  It is expressly understood and agreed that Agent shall be entitled to assume that no Default or Event of Default has occurred, unless Agent has been notified by a Lender in writing that such Lender believes that a Default or Event of Default has occurred and is continuing and specifying the nature thereof or has been notified by Borrower pursuant to Section 5.14 hereof.

Section 9.7.  Action by Agent.  Subject to the other terms and conditions hereof, so long as Agent shall be entitled, pursuant to Section 9.6 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement.  Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises.

Section 9.8.  Notice of Default.  In the event that Agent shall have acquired actual knowledge of any Default or Event of Default, Agent shall promptly notify the Lenders and shall take such action and assert such rights under this Agreement as the Required Lenders shall direct and Agent shall inform the other Lenders in writing of the action taken.  Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the holders of the Obligations.

Section 9.9.  Indemnification of Agent.  The Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower) ratably, according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent in its capacity as agent in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted by Agent with respect to this Agreement or any Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements resulting from Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction, or from any action taken or omitted by Agent in any capacity other than as agent under this Agreement or any other Loan Document.

Section 9.10.  Successor Agent.  Agent may resign as agent hereunder by giving not fewer than thirty (30) days prior written notice to Borrower and the Lenders.  If Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders (with the consent of Borrower so long as an Event of Default has not occurred and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent’s notice to the Lenders of its resignation, then Agent shall appoint a successor agent that shall serve as agent until such time as the Required Lenders appoint a successor agent; provided that, notwithstanding the foregoing, any successor Agent shall be a commercial bank organized under the laws of the United States or any state thereof having capital and surplus of at least One Hundred Million Dollars ($100,000,000).  Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Agent” shall mean such successor effective upon its appointment, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement.

Section 9.11.  Other Agents.  As used in this Agreement, the term “Agent” shall only include Agent.  Neither the Joint Lead Arranger nor any Syndication Agent, Co-Documentation Agent or any other agent (other than Agent) shall have any rights, obligations or responsibilities hereunder in such capacity; provided that the Joint Lead Arranger, when acting in its capacity as joint lead arranger, shall have the right to be indemnified by Borrower and the Lenders in the same manner as Agent has the right to be indemnified.

ARTICLE X.  MISCELLANEOUS

Section 10.1.  Lenders’ Independent Investigation.  Each Lender, by its signature to this Agreement, acknowledges and agrees that Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between Agent and such Lender.  Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Lenders hereunder), whether coming into its possession before the first Credit Event hereunder or at any time or times thereafter.  Each Lender further represents that it has reviewed each of the Loan Documents.

Section 10.2.  No Waiver; Cumulative Remedies.  No omission or course of dealing on the part of Agent, any Lender or the holder of any Note in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents.  The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held by operation of law, by contract or otherwise.

Section 10.3.  Amendments, Consents.  No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders and, in the case of amendments or modifications, Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Anything herein to the contrary notwithstanding, unanimous consent of the Lenders shall be required with respect to (a) any increase in the Commitment hereunder (except as specified in Section 2.9(b) hereof), (b) the extension of maturity of the Loans, the payment date of interest or principal thereunder, or the payment date of facility, utilization or other fees or amounts payable hereunder, (c) any reduction in the rate of interest on the Loans (provided that the institution of the Default Rate and a subsequent removal of the Default Rate shall not constitute a decrease in interest rate of this Section), or in any amount of principal or interest due on any Loan, or the payment of facility, utilization or other fees hereunder or any change in the manner of pro rata application of any payments made by Borrower to the Lenders hereunder, (d) any change in any percentage voting requirement, voting rights, or the Required Lenders definition in this Agreement, (e) the release of any Guarantor of Payment other than any release permitted by the terms hereof, or (f) any amendment to this Section 10.3 or Section 8.5 hereof.  Notice of amendments or consents ratified by the Lenders hereunder shall be forwarded by Agent to all of the Lenders.  Each Lender or other holder of a Note (or interest in any Loan) shall be bound by any amendment, waiver or consent obtained as authorized by this Section, regardless of its failure to agree thereto.

Section 10.4.  Notices.  All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, if to a Lender, mailed or delivered to it, addressed to the address of such Lender specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties.  All notices, statements, requests, demands and other communications provided for hereunder shall be given by overnight delivery or first class mail with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt, except that all notices hereunder shall not be effective until received.

Section 10.5.  Costs, Expenses and Taxes.  Borrower agrees to pay on demand all costs and expenses of Agent, including, but not limited to, (a) syndication, administration, travel and out-of-pocket expenses, including but not limited to attorneys’ fees and expenses, of Agent in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of Agent in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and out-of-pocket expenses of special counsel for Agent, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto.  Borrower also agrees to pay on demand all costs and expenses of Agent and the Lenders, including reasonable attorneys’ fees, in connection with the restructuring or enforcement of the Obligations, this Agreement or any Related Writing.  In addition, Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agrees to hold Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes or fees.

Section 10.6.  Indemnification.  Borrower agrees to defend, indemnify and hold harmless Agent and the Lenders (and their respective affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent or any Lender in connection with any investigative, administrative or judicial proceeding (whether or not such Lender or Agent shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Obligations, or any activities of any Company or its Affiliates; provided that no Lender nor Agent shall have the right to be indemnified under this Section for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction.  All obligations provided for in this Section 10.6 shall survive any termination of this Agreement.

Section 10.7.  Obligations Several; No Fiduciary Obligations.  The obligations of the Lenders hereunder are several and not joint.  Nothing contained in this Agreement and no action taken by Agent or the Lenders pursuant hereto shall be deemed to constitute Agent or the Lenders a partnership, association, joint venture or other entity.  No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but no Lender shall have or acquire any additional obligation of any kind by reason of such default.  The relationship between Borrower and the Lenders with respect to the Loan Documents and the Related Writings is and shall be solely that of debtor and creditors, respectively, and neither Agent nor any Lender shall have any fiduciary obligation toward any Credit Party with respect to any such documents or the transactions contemplated thereby.

Section 10.8.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and by facsimile signature, each of which counterparts when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 10.9.  Binding Effect; Borrower’s Assignment.  This Agreement shall become effective when it shall have been executed by Borrower, Agent and each Lender and thereafter shall be binding upon and inure to the benefit of Borrower, Agent and each of the Lenders and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Agent and all of the Lenders.

Section 10.10.  Lender Assignments.

(a)        Assignments of Commitments.  Each Lender shall have the right at any time or times to assign to an Eligible Transferee (other than to a Lender that shall not be in compliance with this Agreement), without recourse, all or a percentage of all of the following: (i) such Lender’s Commitment, (ii) all Loans made by that Lender, (iii) such Lender’s Notes, if any, and (iv) such Lender’s interest in any Letter of Credit or Swing Loan, and any participation purchased pursuant to Section 2.2(b), 2.2(c) or 8.5 hereof.

(b)        Prior Consent.  No assignment may be consummated pursuant to this Section 10.10 without the prior written consent of Borrower and Agent (other than an assignment by any Lender to another Lender or to any affiliate of such Lender which affiliate is an Eligible Transferee and either wholly-owned by a Lender or is wholly-owned by a Person that wholly owns, either directly or indirectly, such Lender), which consent of Borrower and Agent shall not be unreasonably withheld; provided, however, that Borrower’s consent shall not be required if, at the time of the proposed assignment, any Default or Event of Default shall then exist.  Anything herein to the contrary notwithstanding, any Lender may at any time make a collateral assignment of all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, and no such assignment shall release such assigning Lender from its obligations hereunder.

(c)        Minimum Amount.  Each such assignment shall be in a minimum amount of the lesser of Five Million Dollars ($5,000,000) of the assignor’s Commitment and interest herein or the entire amount of the assignor’s Commitment and interest herein.

(d)        Assignment Fee.  Unless the assignment shall be to an affiliate of the assignor or the assignment shall be due to merger of the assignor or for regulatory purposes, either the assignor or the assignee shall remit to Agent, for its own account, an administrative fee of Three Thousand Five Hundred Dollars ($3,500).

(e)        Assignment Agreement.  Unless the assignment shall be due to merger of the assignor or a collateral assignment for regulatory purposes, the assignor shall (i) cause the assignee to execute and deliver to Borrower and Agent an Assignment Agreement, and (ii) execute and deliver, or cause the assignee to execute and deliver, as the case may be, to Agent such additional amendments, assurances and other writings as Agent may reasonably require.

(f)         Non-U.S. Assignee.  If the assignment is to be made to an assignee that is organized under the laws of any jurisdiction other than the United States or any state thereof, the assignor Lender shall cause such assignee, at least five Business Days prior to the effective date of such assignment, (i) to represent to the assignor Lender (for the benefit of the assignor Lender, Agent and Borrower) that under applicable law and treaties no taxes will be required to be withheld by Agent, Borrower or the assignor with respect to any payments to be made to such assignee in respect of the Loans hereunder, (ii) to furnish to the assignor Lender (and, in the case of any assignee registered in the Register (as defined below), Agent and Borrower) either (A) U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN or (B) United States Internal Revenue Service Form W-8 or W-9, as applicable (wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder), and (iii) to agree (for the benefit of the assignor, Agent and Borrower) to provide to the assignor Lender (and, in the case of any assignee registered in the Register, to Agent and Borrower) a new Form W-8ECI or Form W-8BEN or Form W-8 or W-9, as applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

(g)        Deliveries by Borrower.  Upon satisfaction of all applicable requirements specified in subsections (a) through (f) above, Borrower shall execute and deliver (i) to Agent, the assignor and the assignee, any consent or release (of all or a portion of the obligations of the assignor) required to be delivered by Borrower in connection with the Assignment Agreement, and (ii) to the assignee and the assignor, if applicable, an appropriate Note or Notes.  After delivery of the new Note or Notes, the assignor’s Note or Notes being replaced shall be returned to Borrower marked “replaced”.

(h)        Effect of Assignment.  Upon satisfaction of all applicable requirements of set forth in subsections (a) through (g) above, and any other condition contained in this Section 10.10, (i) the assignee shall become and thereafter be deemed to be a “Lender” for the purposes of this Agreement, (ii) the assignor shall be released from its obligations hereunder to the extent that its interest has been assigned, (iii) in the event that the assignor’s entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a “Lender” and (iv) the signature pages hereto and Schedule 1 hereto shall be automatically amended, without further action, to reflect the result of any such assignment.

(i)         Agent to Maintain Register.  Agent shall maintain at the address for notices referred to in Section 10.4 hereof a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement.  The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

Section 10.11.  Sale of Participations.  Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell participations to one or more Eligible Transferees (each a “Participant”) in all or a portion of its rights or obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Commitment and the Loans and participations owing to it and the Note held by it); provided, that:

(a)        any such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;

(b)        such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(c)        the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;

(d)        such Participant shall be bound by the provisions of Section 8.5 hereof, and the Lender selling such participation shall obtain from such Participant a written confirmation of its agreement to be so bound; and

(e)        no Participant (unless such Participant is itself a Lender) shall be entitled to require such Lender to take or refrain from taking action under this Agreement or under any other Loan Document, except that such Lender may agree with such Participant that such Lender will not, without such Participant’s consent, take action of the type described as follows:

(i)         increase the portion of the participation amount of any Participant over the amount thereof then in effect, or extend the Commitment Period, without the written consent of each Participant affected thereby; or

(ii)        reduce the principal amount of or extend the time for any payment of principal of any Loan, or reduce the rate of interest or extend the time for payment of interest on any Loan, or reduce the facility fee or the utilization fee, without the written consent of each Participant affected thereby.

Borrower agrees that any Lender that sells participations pursuant to this Section shall still be entitled to the benefits of Article III hereof, notwithstanding any such transfer; provided, however, that the obligations of Borrower shall not increase as a result of such transfer and Borrower shall have no obligation to any Participant.

Section 10.12.  Severability of Provisions; Captions; Attachments.  Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  The several captions to Sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement.  Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

Section 10.13.  Investment Purpose.  Each of the Lenders represents and warrants to Borrower that it is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Lender shall at all times retain full control over the disposition of its assets.

Section 10.14.  Entire Agreement.  This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

Section 10.15.  Legal Representation of Parties.  The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

Section 10.16.  Governing Law; Submission to Jurisdiction.  This Agreement, each of the Notes and any Related Writing shall be governed by and construed in accordance with the laws of the State of Ohio and the respective rights and obligations of Borrower, Agent, and the Lenders shall be governed by Ohio law, without regard to principles of conflict of laws which would result in the application of the law of any other state.  Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, the Obligations or any Related Writing, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court.  Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise.  Borrower agrees that a final, nonappealable judgment in any such action or proceeding in state or federal court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

[Remainder of page left intentionally blank]

Section 10.17.  Jury Trial Waiver.  TO THE EXTENT PERMITTED BY LAW, BORROWER, AGENT AND EACH LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

IN WITNESS WHEREOF, the parties have executed and delivered this Credit Agreement as of the date first set forth above.

Address:	6800 Cintas Boulevard	CINTAS CORPORATION NO. 2
Mason, Ohio 45040
	Attn: President	By:	/s/ Scott D. Farmer
Scott D. Farmer
President

Address:	Key Center	KEYBANK NATIONAL ASSOCIATION,
	127 Public Square	as Agent and as a Lender
Cleveland, Ohio 44114-1306
	Attn: Institutional Banking	By:	/s/ Francis W. Lutz
Francis W. Lutz
Vice President

Address:	One Bank One Plaza	BANC ONE CAPITAL MARKETS, INC.,
	Mail Code IL1-0429	as Joint Lead Arranger
Chicago, Illinois 60670
	Attn: Francis Henkel	By:	/s/ Francis Henkel
Francis Henkel
Managing Director

Address:	One Bank One Plaza	BANK ONE, NA, as Syndication Agent and as
	Mail Code IL1-0364	a Lender
Chicago, Illinois 60670
	Attn: Megan E. Marquardt	By:	/s/ Megan E. Marquardt
Megan E. Marquardt
Associate Director

Address:	Fifth Third Center	FIFTH THIRD BANK, as Co-Documentation
	38 Fountain Square Plaza	Agent and as a Lender
MD 109046
	Cincinnati, Ohio 45202	By:	/s/ David C. Melin
	Attn: David C. Melin		David C. Melin
Vice President

Signature Page

1 of 2 of the Credit Agreement

Address:	425 Walnut Street	US BANK NATIONAL ASSOCIATION, as
	ML CN-OH-W8	Co-Documentation Agent and as a Lender
Cincinnati, Ohio 45202
	Attn: Michael P. Dickman	By:	/s/ Michael P. Dickman
Michael P. Dickman
Assistant Vice President

Address:	Chicago Branch	THE BANK OF TOKYO-MITSUBISHI,
	Suite 2300	LTD., as Co-Documentation Agent and as a
	227 West Monroe Street	Lender
Chicago, Illinois 60606
	Attn: William Murray	By:	/s/ Kazuya Matsushita
Kazuya Matsushita
General Manager

Address:	201 East Fifth Street	PNC BANK, NATIONAL ASSOCIATION
Cincinnati, Ohio 45202
	Attn: Jeffrey L. Stein	By:	/s/ Jeffrey L. Stein
Jeffrey L. Stein
Vice President

Address:	50 South LaSalle Street	THE NORTHERN TRUST COMPANY
Chicago, Illinois 60675
	Attn: Thomas E. Bernhardt	By:	/s/ Thomas E. Bernhardt
Thomas E. Bernhardt
Senior Banker

Address:	Suite 2900	WELLS FARGO BANK NATIONAL
	230 West Monroe Street	ASSOCIATION
Chicago, Illinois 60606
	Attn: Steven Buehler	By:	/s/ Scott Miller
Scott Miller
Vice President

By:
Name:
Title:

Signature Page

2 of 2 of the Credit Agreement

SCHEDULE 1

LENDERS	COMMITMENT PERCENTAGE	REVOLVING CREDIT COMMITMENT AMOUNT	MAXIMUM AMOUNT
KeyBank National Association	20.00000000%	$ 60,000,000	$ 60,000,000
Bank One, NA	20.00000000%	$ 60,000,000	$ 60,000,000
Fifth Third Bank	13.33333333%	$ 40,000,000	$ 40,000,000
US Bank National Association	13.33333333%	$ 40,000,000	$ 40,000,000
The Bank of Tokyo-Mitsubishi, Ltd.	13.33333333%	$ 40,000,000	$ 40,000,000
PNC Bank, National Association	6.66666667%	$ 20,000,000	$ 20,000,000
The Northern Trust Company	6.66666667%	$ 20,000,000	$ 20,000,000
Wells Fargo Bank National Association	6.66666667%	$ 20,000,000	$ 20,000,000
	100%	$ 300,000,000	$ 300,000,000

Total Commitment Amount	100%	$ 300,000,000	$ 300,000,000

SCHEDULE 2

GUARANTORS OF PAYMENT

Cintas Corporation

Cintas Corporation No. 3

Cintas Corp. No. 8, Inc.

Cintas – RUS, L.P.

Cintas Corp. No. 15, Inc.

Xpect First Aid Corporation

Cintas First Aid Holdings Corporation

American First Aid Company

Respond Industries, Incorporated

Affirmed Medical, Inc.

LLT, Inc.

SCHEDULE 2.2

EXISTING LETTERS OF CREDIT

None.

SCHEDULE 5.8

Indebtedness

NONE

Schedule 5.9

Liens

Liens on the assets described below securing the payment of the indebtedness listed below:

Description	Amount as of 4/30/2004
Industrial Revenue Bond secured by P.G. Cty facility and a first security interest in the fixtures, equipment, furnishings and other tangible personal property located on the property	$930,000
Industrial Revenue Bond secured by Kansas City facility and a first security interest in the fixtures, equipment, furnishings and other tangible personal property located on the property	$967,000
Industrial Revenue Bond secured by Bath facility and a first security interest in the fixtures, equipment, furnishings and other tangible personal property located on the property	$1,200,000
Industrial Revenue Bond secured by Unitog facility and a first security interest in the fixtures, equipment, furnishings and other tangible personal property located on the property	$3,000,000
Synthetic Lease with General Electric Capital Corporation of Challenger	$16,237,779
Synthetic Lease with Nationsbanc Leasing Corporation of a 1998 Hawker, Model 800XP Aircraft, FAA Registration Mark N61DF and Manufacturer’s Serial No. 258386	$9,085,808
Capital Lease secured by a first security interest in the fixtures, equipment, furnishings and other tangible personal property located at a Crystal Linen facility	$2,226,936
Note with Quality Outfitters, Inc. secured by a Rental Uniform Service facility.	$216,225

Schedule 6.1

Corporate Existence:  Subsidiaries*

I.                 Cintas Corporation (Washington)

A.    Cintas Corporation No. 3 (Nevada) – SIGNIFICANT SUBSIDIARY

1.     Cintas Corporation No. 2 (Nevada) – SIGNIFICANT SUBSIDIARY

a.     Cintas Canada Limited (Ontario)

b.     Groupo Cintas de Mexico S.A. de CV (Mexico)1

c.     Cintas De Honduras, S.A. (Honduras) 2

d.     Empresa Cintas De Mexico S.A. de C.V. (Mexico)3

i. Ensambles De Coahuila S.A. de C.V. (Mexico)4

e.  Cintas Cleanroom Resources De Mexico, SA De CV (Mexico)5

f.   Smartshred LLC (Ohio)

2.  Cintas Corp. No. 8, Inc. (Nevada)

a.  Cintas – RUS, L.P. (Texas LP)6

3.  Cintas Corp. No. 15, Inc. (Nevada)

a.  Cintas – RUS, L.P. (Texas LP)6

4.  Xpect First Aid Corporation (Kansas)

a.  Cintas First Aid Holdings Corporation (Nevada)7 – DORMANT SUBSIDIARY

5.     Cintas Canada Limited (Ontario)

a.     Vetements Industriels Miro, Inc. (Quebec)

6.     3065520 Nova Scotia Company (Nova Scotia)

a.     Cintas Canada Investment Limited Partnership (Alberta)8

i.     Cintas Investment Corp (Ontario)

•      1202327 Ontario Inc (Ontario)

7.     3065521 Nova Scotia Company (Nova Scotia)

a.     Cintas Canada Investment Limited Partnership (Alberta)8

i.     Cintas Investment Corp (Ontario)

•      1202327 Ontario Inc (Ontario)

B.                                     American First Aid Company (Maryland)

1.               Cintas First Aid Holdings Corporation (Nevada) 7 – DORMANT SUBSIDIARY

C.                                     Respond Industries, Incorporated (Colorado)

1.               Cintas First Aid Holdings Corporation (Nevada) 7  – DORMANT SUBSIDIARY

D.                                    Affirmed Medical, Inc. (California)

1.               Cintas First Aid Holdings Corporation (Nevada) 7  – DORMANT SUBSIDIARY

E.                                      LLT, Inc. (Virginia) – DORMANT SUBSIDIARY

F.                                      UTY Canada Ltee. (Quebec)

*Except as otherwise noted, each Subsidiary is a wholly-owned Subsidiary of the Company one level above the applicable Subsidiary

1 Cintas Corporation No. 3 owns .01% of outstanding shares.

2 <2% of shares held by certain executive officers of Cintas.

3 Cintas Corporation No. 3 owns .002% of outstanding shares.

4 Cintas Corporation No. 2 owns 1% of outstanding shares.

5 Cintas Corporation No. 3 owns .002% of outstanding shares.

6 Cintas Corporation No. 8, Inc. is the general partner of Cintas – RUS, L.P. and Cintas Corp. No. 15, Inc. is a limited partner of Cintas – RUS, L.P.

7 Each of Xpect First Aid Corporation, American First Aid Corporation, Respond Industries, Incorporated and Affirmed Medical, Inc. owns 25% of the outstanding common stock of Cintas First Aid Holding Corporation.

8 3065521 Nova Scotia Company is the general partner of Cintas Canada Investment Limited Partnership and 3065520 Nova Scotia Company is the limited partner of Cintas Canada Investment Limited Partnership.

Schedule 6.4

Ligitation

1.  A class action suit was filed in federal court in the Northern District of California alleging that Cintas violated federal overtime laws and Illinois, New Jersey, California and Michigan state overtime laws applicable to its service sales representatives, which Cintas believes to be exempt employees.  In addition, the lawsuit asserts that the alleged overtime and record-keeping violations also constitute separate violations under the Employee Retirement Income Security Act (ERISA) in connection with the Cintas Partners’ Plan As of April 23, 2003.

2.  On December 5, 2003, a class action charge of discrimination was filed by UNITE and the Teamsters with the EEOC’s San Francisco District office alleging race, gender and national origin discrimination by Cintas.  This charge along with individual charges received by Cintas have been transferred and consolidated in the EEOC’s Detroit District office where most were stayed pending the EEOC’s investigation of the lawsuit.

3.  On January 20, 2004, a class action lawsuit (Ramirez , et. Al. v. Cintas) based on alleged race, gender and national origin discrimination was filed in San Francisco federal court.  An Amended Complaint is due June 30, 2004.

EXHIBIT A

FORM OF

REVOLVING CREDIT NOTE

$	May 28, 2004

FOR VALUE RECEIVED, the undersigned, CINTAS CORPORATION NO. 2, a Nevada corporation (“Borrower”), promises to pay, on the last day of the Commitment Period, as defined in the Credit Agreement (as hereinafter defined), to the order of                     (“Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114-1306, the principal sum of

DOLLARS

or the aggregate unpaid principal amount of all Revolving Loans, as defined in the Credit Agreement made by Lender to Borrower pursuant to Section 2.2(a) of the Credit Agreement, whichever is less, in lawful money of the United States of America.

As used herein, “Credit Agreement” means the Credit Agreement dated as of May 28, 2004, among Borrower, the Lenders, as defined therein, KeyBank National Association, as joint lead arranger and administrative agent for the Lenders (“Agent”), Banc One Capital Markets, Inc., as joint lead arranger, Bank One, NA, as syndication agent, Fifth Third Bank, as co-documentation agent, US Bank National Association, as co-documentation agent, and The Bank of Tokyo-Mitsubishi, Ltd., as co-documentation agent, as the same may from time to time be amended, restated or otherwise modified.  Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan from time to time outstanding, from the date of such Revolving Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.3(a) of the Credit Agreement.  Such interest shall be payable on each date provided for in such Section 2.3(a); provided, however, that interest on any principal portion that is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing Base Rate Loans and Eurodollar Loans, and payments of principal of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided, however, that failure to make any such entry shall in no way detract from the obligations of Borrower under this Note.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum equal to the Default Rate.  All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is one of the Revolving Credit Notes referred to in the Credit Agreement.  Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, Borrower expressly waives presentment, demand, protest and notice of any kind.    This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.

JURY TRIAL WAIVER.  BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

CINTAS CORPORATION NO. 2

By:
Name:
Title:

EXHIBIT B

FORM OF

SWING LINE NOTE

$[ ]	May 28, 2004

FOR VALUE RECEIVED, the undersigned, CINTAS CORPORATION NO. 2, a Nevada corporation (“Borrower”), promises to pay to the order of KEYBANK NATIONAL ASSOCIATION (“Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114-1306, the principal sum of

DOLLARS

or, if less, the aggregate unpaid principal amount of all Swing Loans, as defined in the Credit Agreement (as hereinafter defined) made by Lender to Borrower pursuant to Section 2.2(c) of the Credit Agreement, in lawful money of the United States of America on the earlier of the last day of the applicable Commitment Period, as defined in the Credit Agreement, or, with respect to each Swing Loan, the Swing Loan Maturity Date applicable thereto.

As used herein, “Credit Agreement” means the Credit Agreement dated as of May 28, 2004, among Borrower, the Lenders, as defined therein, KeyBank National Association, as joint lead arranger and administrative agent for the Lenders (“Agent”), Banc One Capital Markets, Inc., as joint lead arranger, Bank One, NA, as syndication agent, Fifth Third Bank, as co-documentation agent, US Bank National Association, as co-documentation agent, and The Bank of Tokyo-Mitsubishi, Ltd., as co-documentation agent, as the same may from time to time be amended, restated or otherwise modified.  Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

Borrower also promises to pay interest on the unpaid principal amount of each Swing Loan from time to time outstanding, from the date of such Swing Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.3(b) of the Credit Agreement.  Such interest shall be payable on each date provided for in such Section 2.3(b); provided, however, that interest on any principal portion which is not paid when due shall be payable on demand.

The principal sum hereof from time to time and the payments of principal and interest thereon, shall be shown on the records of Lender by such method as Lender may generally employ; provided, however, that failure to make any such entry shall in no way detract from the obligation of Borrower under this Note.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum equal to the Default Rate.  All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is the Swing Line Note referred to in the Credit Agreement.  Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, Borrower expressly waives presentment, demand, protest and notice of any kind.  This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.

JURY TRIAL WAIVER.  BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

CINTAS CORPORATION NO. 2

By:
Name:
Title:

EXHIBIT C

FORM OF

NOTICE OF LOAN

[Date] , 20

KeyBank National Association, as Agent

127 Public Square

Cleveland, Ohio 44114-0616

Attention:  Institutional Banking

Ladies and Gentlemen:

The undersigned, Cintas Corporation No. 2, refers to the Credit Agreement, dated as of May 28, 2004 (the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Lenders, as defined in the Credit Agreement, KeyBank National Association, as joint lead arranger and administrative agent for the Lenders (“Agent”), Banc One Capital Markets, Inc., as joint lead arranger, Bank One, NA, as syndication agent, Fifth Third Bank, as co-documentation agent, US Bank National Association, as co-documentation agent, and The Bank of Tokyo-Mitsubishi, Ltd., as co-documentation agent, and hereby gives you notice, pursuant to Section 2.5 of the Credit Agreement that the undersigned hereby requests a Loan under the Credit Agreement, and in connection therewith sets forth below the information relating to the Loan (the “Proposed Loan”) as required by Section 2.5 of the Credit Agreement:

(a)       The Business Day of the Proposed Loan is                     , 20    .

(b)       The amount of the Proposed Loan is $                              .

(c)       The Proposed Loan is to be a Base Rate Loan          / Eurodollar Loan          / Swing Loan         .

(Check one.)

(d)       If the Proposed Loan is a Eurodollar Loan, the Interest Period requested is one month       , two months       , three months       , six months         .

(Check one.)

The undersigned hereby certifies on behalf of Borrower that the following statements are true on the date hereof, and will be true on the date of the Proposed Loan:

(i)         the representations and warranties contained in each Loan Document are correct, before and after giving effect to the Proposed Loan and the application of the proceeds therefrom, as though made on and as of such date (except to the extent such representation or warranty expressly relates to an earlier date); and

(ii)        no event has occurred and is continuing, or would result from such Proposed Loan, or the application of proceeds therefrom, that constitutes a Default or Event of Default.

CINTAS CORPORATION NO. 2

By:
Name:
Title:

EXHIBIT D

FORM OF

COMPLIANCE CERTIFICATE

For Fiscal Quarter ended

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1)        I am the duly elected [President or Chief Financial Officer or Treasurer] of CINTAS CORPORATION NO. 2, a Nevada corporation (“Borrower”);

(2)        I am familiar with the terms of that certain Credit Agreement, dated as of May 28, 2004, among Borrower, the Lenders, as defined therein, KeyBank National Association, as joint lead arranger and administrative agent for the Lenders (“Agent”), Banc One Capital Markets, Inc., as joint lead arranger, Bank One, NA, as syndication agent, Fifth Third Bank, as co-documentation agent, US Bank National Association, as co-documentation agent, and The Bank of Tokyo-Mitsubishi, Ltd., as co-documentation agent (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

(3)        The review described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes or constituted a Default or Event of Default, at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate; and

(4)        Set forth on Attachment I hereto are calculations of the financial covenants set forth in Section 5.7 of the Credit Agreement, which calculations show compliance with the terms thereof.

IN WITNESS WHEREOF, I have signed this certificate the        day of                   , 20      .

CINTAS CORPORATION NO. 2

By:
Name:
Title:

EXHIBIT E

FORM OF

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (this “Assignment Agreement”) between                                              (the “Assignor”) and                                              (the “Assignee”) is dated as of                 , 20   .  The parties hereto agree as follows:

1.         Preliminary Statement.  Assignor is a party to a Credit Agreement, dated as of May 28, 2004, among Cintas Corporation No. 2 (“Borrower”), the Lenders, as defined therein, KeyBank National Association, as joint lead arranger and administrative agent for the Lenders (“Agent”), Banc One Capital Markets, Inc., as joint lead arranger, Bank One, NA, as syndication agent, Fifth Third Bank, as co-documentation agent, US Bank National Association, as co-documentation agent, and The Bank of Tokyo-Mitsubishi, Ltd., as co-documentation agent (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2.         Assignment and Assumption.  Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, an interest in and to Assignor’s rights and obligations under the Credit Agreement, effective as of the Assignment Effective Date (as hereinafter defined), equal to the percentage interest specified on Annex 1 hereto (hereinafter, “Assignee’s Percentage”) of Assignor’s right, title and interest in and to (a) the Commitment of Assignor as set forth on Annex 1 hereto (hereinafter, the “Assigned Amount”), (b) any Loan made by Assignor that is outstanding on the Assignment Effective Date, (c) Assignor’s interest in any Letter of Credit outstanding on the Assignment Effective Date, (d) any Note delivered to Assignor pursuant to the Credit Agreement, and (e) the Credit Agreement and the other Related Writings.  After giving effect to such sale and assignment and on and after the Assignment Effective Date, Assignee shall be deemed to have a “Commitment Percentage” under the Credit Agreement equal to the Commitment Percentage set forth in subpart II.A on Annex 1 hereto.

3.         Assignment Effective Date.  The Assignment Effective Date (the “Assignment Effective Date”) shall be [                         ,         ] (or such other date agreed to by Agent).  On or prior to the Assignment Effective Date, Assignor shall satisfy the following conditions:

(a)       receipt by Agent of  this Assignment Agreement, including Annex 1 hereto, properly executed by Assignor and Assignee and accepted and consented to by Agent and, if necessary pursuant to the provisions of Section 10.10(a) of the Credit Agreement, by Borrower;

(b)       receipt by Agent from Assignor of a fee of Three Thousand Five Hundred Dollars ($3,500), if required by Section 10.10 of the Credit Agreement;

(c)       receipt by Agent from Assignee of an administrative questionnaire, or other similar document, which shall include (i) the address for notices under the Credit Agreement, (ii) the address of its Lending Office, (iii) wire transfer instructions for delivery of funds by Agent, (iv) and such other information as Agent shall request; and

(d)       receipt by Agent from Assignor or Assignee of any other information required pursuant to Section 10.10 of the Credit Agreement or otherwise necessary to complete the transaction contemplated hereby.

4.         Payment Obligations.  In consideration for the sale and assignment of Loans hereunder, Assignee shall pay to Assignor, on the Assignment Effective Date, the amount agreed to by Assignee and Assignor.  Any interest, fees and other payments accrued prior to the Assignment Effective Date with respect to the Assigned Amount shall be for the account of Assignor.  Any interest, fees and other payments accrued on and after the Assignment Effective Date with respect to the Assigned Amount shall be for the account of Assignee.  Each of Assignor and Assignee agrees that it will hold in trust for the other part any interest, fees or other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and to pay the other party any such amounts which it may receive promptly upon receipt thereof.

5.         Credit Determination; Limitations on Assignor’s Liability.  Assignee represents and warrants to Assignor, Borrower, Agent and the Lenders (a) that it is capable of making and has made and shall continue to make its own credit determinations and analysis based upon such information as Assignee deemed sufficient to enter into the transaction contemplated hereby and not based on any statements or representations by Assignor, (b) Assignee confirms that it meets the requirements to be an assignee as set forth in Section 10.10 of the Credit Agreement; (c) Assignee confirms that it is able to fund the Loans and the Letters of Credit as required by the Credit Agreement; (d) Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the Related Writings are required to be performed by it as a Lender thereunder; and (e) Assignee represents that it has reviewed each of the Loan Documents.  It is understood and agreed that the assignment and assumption hereunder are made without recourse to Assignor and that Assignor makes no representation or warranty of any kind to Assignee and shall not be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of the Credit Agreement or any Related Writings, (ii) any representation, warranty or statement made in or in connection with the Credit Agreement or any of the Related Writings, (iii) the financial condition or creditworthiness of Borrower or Guarantor of Payment, (iv) the performance of or compliance with any of the terms or provisions of the Credit Agreement or any of the Related Writings, (v) the inspection of any of the property, books or records of Borrower, or (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or Letters of Credit.  Neither Assignor nor any of its officers, directors, employees, agents or attorneys shall be liable for any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans, the Letters of Credit, the Credit Agreement or the Related Writings, except for its or their own bad faith or willful misconduct.  Assignee appoints Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Agent by the terms thereof.

6.         Indemnity.  Assignee agrees to indemnify and hold Assignor harmless against any and all losses, cost and expenses (including, without limitation, attorneys’ fees) and liabilities incurred by Assignor in connection with or arising in any manner from Assignee’s performance or non-performance of obligations assumed under this Assignment Agreement.

7.         Subsequent Assignments.  After the Assignment Effective Date, Assignee shall have the right pursuant to Section 10.10 of the Credit Agreement to assign the rights which are assigned to Assignee hereunder, provided that (a) any such subsequent assignment does not violate any of the terms and conditions of the Credit Agreement, any of the Related Writings, or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Credit Agreement or any of the Related Writings has been obtained, (b) the assignee under such assignment from Assignee shall agree to assume all of Assignee’s obligations hereunder in a manner satisfactory to Assignor and (c) Assignee is not thereby released from any of its obligations to Assignor hereunder.

8.         Reductions of Aggregate Amount of Commitments.  If any reduction in the Total Commitment Amount occurs between the date of this Assignment Agreement and the Assignment Effective Date, the percentage of the Total Commitment Amount assigned to Assignee shall remain the percentage specified in Section 1 hereof and the dollar amount of the Commitment of Assignee shall be recalculated based on the reduced Total Commitment Amount.

9.         Acceptance of Agent; Notice by Assignor.  This Assignment Agreement is conditioned upon the acceptance and consent of Agent and, if necessary pursuant to Section 10.10 of the Credit Agreement, upon the acceptance and consent of Borrower; provided, that the execution of this Assignment Agreement by Agent and, if necessary, by Borrower is evidence of such acceptance and consent.

10.       Entire Agreement.  This Assignment Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

11.       Governing Law.  This Assignment Agreement shall be governed by the laws of the State of Ohio, without regard to conflicts of laws.

12.       Notices.  Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement.  For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth under each party’s name on the signature pages hereof.

[Remainder of page intentionally left blank.]

13.       JURY TRIAL WAIVER.  EACH OF THE UNDERSIGNED, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG AGENT, ANY OF THE LENDERS, AND BORROWER, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS INSTRUMENT OR ANY NOTE OR OTHER AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED HERETO.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

Address:		ASSIGNOR:

	Attn:	By:
Name:
Title:

Address:		ASSIGNEE:

	Attn:	By:
Name:
Title:

Accepted and Consented to this day of , 200 :		Accepted and Consented to this day of , 200 :

KEYBANK NATIONAL ASSOCIATION, as Agent		CINTAS CORPORATION NO. 2

By:		By:
Name:		Name:
Title:		Title:

ANNEX 1

TO

ASSIGNMENT AND ACCEPTANCE AGREEMENT

On and after the Assignment Effective Date, the Commitment of Assignee, and, if this is less than an assignment of all of Assignor’s interest, Assignor, shall be as follows:

I.	INTEREST OF ASSIGNOR BEING ASSIGNED TO ASSIGNEE

	A.	Assignee’s Percentage	%

	B.	Assigned Amount	$

II.	ASSIGNEE’S COMMITMENT (as of the Assignment Effective Date)

	A.	Assignee’s Commitment Percentage
		under the Credit Agreement	%

	B.	Assignee’s Commitment Amount under
		the Credit Agreement	$

III.	ASSIGNOR’S COMMITMENT (as of the Assignment Effective Date)

	A.	Assignor’s Commitment Percentage
		under the Credit Agreement	%

	B.	Assignor’s Commitment Amount
		under the Credit Agreement	$

EXHIBIT F

FORM OF

REQUEST FOR EXTENSION

[ , 20 ]

KeyBank National Association, as Agent

127 Public Square

Cleveland, Ohio 44114-0616

Attention:  Institutional Banking

Ladies and Gentlemen:

The undersigned, Cintas Corporation No. 2 (“Borrower”), refers to the Credit Agreement, dated as of May 28, 2004 (the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Lenders, as defined in the Credit Agreement, KeyBank National Association, as joint lead arranger and administrative agent for the Lenders (“Agent”), Banc One Capital Markets, Inc., as joint lead arranger, Bank One, NA, as syndication agent, Fifth Third Bank, as co-documentation agent, US Bank National Association, as co-documentation agent, and The Bank of Tokyo-Mitsubishi, Ltd., as co-documentation agent, and hereby gives you notice, pursuant to Section 2.12 of the Credit Agreement that the undersigned hereby requests an extension as set forth below (the “Extension”) under the Credit Agreement, and in connection with the Extension sets forth below the information relating to the Extension as required by Section 2.12 of the Credit Agreement.

The undersigned hereby requests Agent and the Lenders to extend the Commitment Period from                                        , 200    to                                            , 200   .

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Extension: (a) the representations and warranties contained in each Loan Document are correct, before and after giving effect to the Extension and the application of the proceeds therefrom, as though made on and as of such date (except to the extent such representation or warranty expressly relates to an earlier date); and (b) no event has occurred and is continuing, or would result from such Extension, or the application of proceeds therefrom, which constitutes a Default or an Event of Default.

Very truly yours,

CINTAS CORPORATION NO. 2

By:
Name:
Title:

EXHIBIT G

FORM OF

PARENT GUARANTY OF PAYMENT

GUARANTY OF PAYMENT

(Parent Guaranty)

This GUARANTY OF PAYMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made as of the 28th day of May, 2004 by CINTAS CORPORATION, a Washington corporation (“Guarantor”) in favor of KEYBANK NATIONAL ASSOCIATION, as the administrative agent under the Credit Agreement, as hereinafter defined (“Agent”), for the benefit of the Lenders, as hereinafter defined.

1.         Recitals.

CINTAS CORPORATION NO. 2, a Nevada corporation (together with its successors and assigns, “Borrower”) is entering into that certain Credit Agreement, dated as of May 28, 2004, with the lenders listed on Schedule 1 to the Credit Agreement (together with their respective successors and assigns, collectively, the “Lenders” and, individually, each a “Lender”), KeyBank National Association, as Agent and joint lead arranger, Banc One Capital Markets, Inc., as joint lead arranger, Bank One, NA, as syndication agent, Fifth Third Bank, as co-documentation agent, US Bank National Association, as co-documentation agent, and The Bank of Tokyo-Mitsubishi, as co-documentation agent (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”).  Guarantor desires that the Lenders grant the financial accommodations to Borrower as described in the Credit Agreement.

Guarantor, the indirect owner of one hundred percent (100%) of the outstanding capital stock of Borrower, deems it to be in the direct pecuniary and business interests of Guarantor that Borrower obtain from the Lenders the Commitment, as defined in the Credit Agreement, and the Loans and Letters of Credit, as defined in the Credit Agreement, provided for in the Credit Agreement.

Guarantor understands that the Lenders are willing to enter into the Credit Agreement only upon certain terms and conditions, one of which is that Guarantor guarantee the payment of the Obligations, as hereinafter defined, and this Agreement is being executed and delivered in consideration of each financial accommodation granted to Borrower by the Lenders and for other valuable considerations.

2.         Definitions.  Except as specifically defined herein, capitalized terms used herein that are defined in the Credit Agreement shall have their respective meanings ascribed to them in the Credit Agreement.  As used in this Agreement, the following terms shall have the following meanings:

“Collateral” shall mean, collectively, all property, if any, securing the Obligations or any part thereof at the time in question.

“Obligations” shall mean, collectively, (a) all Indebtedness and other obligations incurred by Borrower or any Guarantor of Payment to Agent, the Fronting Lender, the Swing Line Lender or any Lender pursuant to the Credit Agreement, and includes the principal of and interest on all Loans and all obligations pursuant to Letters of Credit; (b) each extension, renewal or refinancing thereof, in whole or in part; (c) the facility fees, utilization fees, any prepayment fees and any other fees payable pursuant to the Credit Agreement, and all fees and charges in connection with the Letters of Credit; and (d) every other liability, now or hereafter owing to Agent or any Lender by any Company pursuant to the Credit Agreement or any other Loan Document.

“Obligor” shall mean any Person that, or any of whose property, is or shall be obligated on the Obligations or any part thereof in any manner and includes, without limiting the generality of the foregoing, Borrower or Guarantor, and any other co-maker, endorser, guarantor of payment, subordinating creditor, assignor, grantor of a security interest, pledgor, mortgagor or any hypothecator of property, if any.

3.         Guaranty of the Obligations.  Guarantor hereby absolutely and unconditionally guarantees (as a guaranty of payment and not merely a guaranty of collection) the prompt payment in full of all of the Obligations as and when the respective parts thereof become due and payable.  If the Obligations, or any part thereof, shall not be paid in full when due and payable, Agent, on behalf of the Lenders, in each case, shall have the right to proceed directly against Guarantor under this Agreement to collect the payment in full of the Obligations, regardless of whether or not Agent, on behalf of the Lenders, shall have theretofore proceeded or shall then be proceeding against Borrower or any other Obligor or Collateral, if any, or any of the foregoing, it being understood that Agent, on behalf of the Required Lenders, in its sole discretion, may proceed against any Obligor and any Collateral, and may exercise each right, power or privilege that Agent or the Lenders may then have, either simultaneously or separately, and, in any event, at such time or times and as often and in such order as Agent, on behalf of the Required Lenders, in its sole discretion, may from time to time deem expedient to collect the payment in full of the Obligations.  Guarantor agrees that all payments made by Guarantor under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of any Taxes or Other Taxes, in accordance with Section 3.2 of the Credit Agreement.

4.         Payments Conditional.  Whenever Agent or any Lender shall credit any payment to the Obligations or any part thereof, whatever the source or form of payment, the credit shall be conditional as to Guarantor unless and until the payment shall be final and valid as to all the world.  Without limiting the generality of the foregoing, Guarantor agrees that if any check or other instrument so applied shall be dishonored by the drawer or any party thereto, or if any proceeds of Collateral or payment so applied shall thereafter be recovered by any trustee in bankruptcy or any other Person, each Lender, in each case, may reverse any entry relating thereto on its books and Guarantor shall remain liable therefor, even if such Lender may no longer have in its possession any instrument evidencing the Obligations to which the payment in question was applied.

5.         Guarantor’s Obligations Absolute and Unconditional.  Regardless of the duration of time, regardless of whether Borrower may from time to time cease to be indebted to the

Lenders and irrespective of any act, omission or course of dealing whatever on the part of Agent or any Lender, Guarantor’s liabilities and other obligations under this Agreement shall remain in full effect until the payment in full of the Obligations.  Without limiting the generality of the foregoing:

5.1.      Lenders Have No Duty to Make Advances.  Without limiting the obligations of Agent and the Lenders under the Credit Agreement, no Lender shall at any time be under any duty to Guarantor to grant any financial accommodation to Borrower, irrespective of any duty or commitment of any of the Lenders to Borrower, or to follow or direct the application of the proceeds of any such financial accommodation;

5.2.      Guarantor’s Waiver of Notice, Presentment.  Guarantor waives (a) notice of the granting of any Loan to Borrower, the issuance of any Letter of Credit or the incurring of any other Indebtedness by Borrower or the terms and conditions thereof, (b) presentment, demand for payment and notice of dishonor of the Obligations or any part thereof, or any other Indebtedness incurred by Borrower to any of the Lenders, (c) notice of any indulgence granted to any Obligor, and (d) any other notice to which Guarantor might, but for this waiver, be entitled;

5.3.      Lenders’ Rights Not Prejudiced by Action or Omission.  Agent and the Lenders, in their sole discretion, may, without any prejudice to their rights under this Agreement, at any time or times, without notice to or the consent of Guarantor, (a) grant Borrower whatever financial accommodations that Agent and the Lenders may from time to time deem advisable, even if Borrower might be in default in any respect and even if those financial accommodations might not constitute Indebtedness the payment of which is guaranteed hereunder, (b) assent to any renewal, extension, consolidation or refinancing of the Obligations, or any part thereof, (c) forbear from demanding security, if Agent and the Lenders shall have the right to do so, (d) release any Obligor or Collateral or assent to any exchange of Collateral, if any, irrespective of the consideration, if any, received therefor, (e) grant any waiver or consent or forbear from exercising any right, power or privilege that Agent and the Lenders may have or acquire, (f) assent to any amendment, deletion, addition, supplement or other modification in, to or of any writing evidencing or securing any of the Obligations or pursuant to which any of the Obligations are created, (g) grant any other indulgence to any Obligor, (h) accept any Collateral for, or any other Obligor upon, the Obligations or any part thereof, and (i) fail, neglect or omit in any way to realize upon any Collateral, to perfect any security interest with respect to Collateral, or to protect the Obligations or any part thereof or any Collateral therefor;

5.4.      Liabilities Survive Guarantor’s Dissolution.  Guarantor’s liabilities and other obligations under this Agreement shall survive any dissolution of Guarantor; and

5.5.      Liabilities Absolute and Unconditional.  Guarantor’s liabilities and other obligations under this Agreement shall be absolute and unconditional irrespective of any lack of validity or enforceability of the Credit Agreement, any Note, any Loan Document or any other agreement, instrument or document evidencing the Loans or Letters of Credit or related thereto, or any other defense available to Guarantor in respect of this Agreement (other than the payment in full of the Obligations).

6.         Representations and Warranties.  Guarantor represents and warrants to Agent and each of the Lenders that (a) Guarantor is a duly organized and validly existing corporation, in good standing under the laws of the state of its incorporation (as referenced in the first paragraph of this Agreement), and is qualified to do business in each state where a failure to so qualify would have a Material Adverse Effect; (b) Guarantor has legal power and right to execute and deliver this Agreement and to perform and observe the provisions hereof; (c) the officers executing and delivering this Agreement on behalf of Guarantor have been duly authorized to do so, and this Agreement, when executed, is legal and binding upon Guarantor in every respect; (d) except for matters described or referenced in the Credit Agreement or any Schedule thereto, no litigation or proceeding is pending or threatened against Guarantor before any court or any administrative agency that is reasonably expected to have a Material Adverse Effect; (e) Guarantor has received consideration that is the reasonable equivalent value of the obligations and liabilities that Guarantor has incurred to Agent, for the benefit of the Lenders; (f) Guarantor is not insolvent, as defined in any applicable state or federal statute, nor will Guarantor be rendered insolvent by the execution and delivery of this Agreement to Agent and the Lenders; (g) Guarantor is not engaged or about to engage in any business or transaction for which the assets retained by Guarantor are or will be an unreasonably small amount of capital, taking into consideration the obligations to the Lenders incurred hereunder; and (h) Guarantor does not intend to, nor does Guarantor believe that Guarantor will, incur debts beyond Guarantor’s ability to pay such debts as they mature.

7.         Disability of Obligor.  Without limiting the generality of any of the other provisions hereof, Guarantor specifically agrees that upon the occurrence and during the continuance of an Event of Default, Agent and the Required Lenders, in their sole discretion (but subject to the terms of the Credit Agreement), may declare the unpaid principal balance of and accrued interest on the Obligations to be forthwith due and payable in full without notice.  Upon the occurrence of any of the events enumerated in the immediately preceding sentence, Guarantor shall, upon demand of Agent, on behalf of the Lenders, whenever made, pay to Agent, for the benefit of the Lenders, an amount equal to the then unpaid principal balance of and accrued interest on the Obligations.

8.         Subordination of Guarantor’s Rights Against Borrower and Collateral.  To the extent permitted by law, Guarantor hereby subordinates to payment in full of the Obligations any claim or other right that Guarantor might now have or hereafter acquire against Borrower or any other Obligor that arises from the existence or performance of Guarantor’s liabilities or other obligations under this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, and any right to participate in any claim or remedy of Agent or any Lender against Borrower or any Collateral that Agent or any Lender now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law.

9.         Stay of Acceleration.  In the event that acceleration of the time for payment of any of the Obligations are stayed, upon the insolvency, bankruptcy or reorganization of Borrower or any other Person (other than Guarantor), or otherwise, all such amounts shall nonetheless be payable by Guarantor immediately upon demand by Agent.

10.       Notice.  All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Guarantor, mailed or delivered to it, addressed to it at the address specified on the signature page of this Agreement, if to Agent or any Lender, mailed or delivered to it, addressed to the address of Agent or such Lender specified on the signature pages of the Credit Agreement, or, as to each party, at such other address as shall be designated by such party in written notice to each of the other parties.  All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered or two Business Days after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt, except that notices pursuant to any of the provisions hereof shall not be effective until received.

11.       Successors and Assigns.  This Agreement shall bind Guarantor and Guarantor’s successors and assigns and shall inure to the benefit of Agent and each Lender and their respective successors and assigns, including (without limitation) each holder of any Note evidencing any of the Obligations.

12.       Invalidity.  If, at any time, one or more provisions of this Agreement is or becomes invalid, illegal or unenforceable in whole or in part, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.       Entire Agreement.  This Agreement constitutes a final written expression of all of the terms of this Agreement, is a complete and exclusive statement of those terms and supersedes all oral representations, negotiations and prior writings, if any, with respect to the subject matter hereof.

14.       Relationship of Parties; Setoffs.  The relationship between (a) Guarantor and (b) Agent and the Lenders with respect to this Agreement is and shall be solely that of debtor and creditors, respectively, and Agent and the Lenders shall have no fiduciary obligation toward Guarantor with respect to this Agreement or the transactions contemplated hereby.  If and to the extent any payment is not made when due hereunder, Agent and each Lender may setoff and charge from time to time any amount so due against any and all of Guarantor’s accounts or deposits with Agent and each Lender.

15.       Headings.  The headings and subheadings used herein are for convenience of reference only and shall be ignored in interpreting the provisions of this Agreement.

16.       Governing Law; Submission to Jurisdiction.  The provisions of this Agreement and the respective rights and duties of Guarantor, Agent and the Lenders hereunder shall be governed by and construed in accordance with Ohio law, without regard to principles of conflict of laws which would result in the application of the law of any other state. Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, any Loan Document or any Related Writing, and Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court.  Guarantor, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any such action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise.  Guarantor agrees that a final, nonappealable judgment in any such action or proceeding in any state or federal court in the State of Ohio shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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17.       JURY TRIAL WAIVER.  GUARANTOR, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG AGENT, THE LENDERS, BORROWER AND GUARANTOR, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED THERETO.

IN WITNESS WHEREOF, the parties have executed and delivered this Guaranty of Payment as of the date first set forth above.

Address: 6800 Cintas Boulvevard	CINTAS CORPORATION
Mason, Ohio 45040
Attn : President	By:
Scott D. Farmer
President

EXHIBIT H

FORM OF

SUBSIDIARY GUARANTY OF PAYMENT

GUARANTY OF PAYMENT

This GUARANTY OF PAYMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made as of the 28th day of May, 2004 by                                     , a [                                      ] [corporation] [limited partnership] [limited liability company] (“Guarantor”) in favor of KEYBANK NATIONAL ASSOCIATION, as the administrative agent under the Credit Agreement, as hereinafter defined (“Agent”), for the benefit of the Lenders, as hereinafter defined.

1.         Recitals.

CINTAS CORPORATION NO. 2, a Nevada corporation (together with its successors and assigns, “Borrower”) is entering into that certain Credit Agreement, dated as of May 28, 2004, with the lenders listed on Schedule 1 thereto (together with their respective successors and assigns, collectively, the “Lenders” and, individually, each a “Lender”), KeyBank National Association, as Agent and joint lead arranger, Banc One Capital Markets, Inc., as joint lead arranger, Bank One, NA, as syndication agent, Fifth Third Bank, as co-documentation agent, US Bank National Association, as co-documentation agent, and The Bank of Tokyo-Mitsubishi, as co-documentation agent (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”).  Guarantor desires that the Lenders grant the financial accommodations to Borrower as described in the Credit Agreement.

Guarantor, an affiliate of Borrower whose financing is provided by the Loans and Letters of Credit, as defined in the Credit Agreement, deems it to be in the direct pecuniary and business interests of Guarantor that Borrower obtain from the Lenders the Commitment, as defined in the Credit Agreement, and the Loans and Letters of Credit provided for in the Credit Agreement.

Guarantor understands that the Lenders are willing to enter into the Credit Agreement only upon certain terms and conditions, one of which is that Guarantor guarantee the payment of the Obligations, as hereinafter defined, and this Agreement is being executed and delivered in consideration of each financial accommodation granted to Borrower by the Lenders and for other valuable considerations.

2.         Definitions.  Except as specifically defined herein, capitalized terms used herein that are defined in the Credit Agreement shall have their respective meanings ascribed to them in the Credit Agreement.  As used in this Agreement, the following terms shall have the following meanings:

“Collateral” shall mean, collectively, all property, if any, securing the Obligations or any part thereof at the time in question.

“Obligations” shall mean, collectively, (a) all Indebtedness and other obligations incurred by Borrower or any Guarantor of Payment to Agent, the Fronting Lender, the Swing Line Lender or any Lender pursuant to the Credit Agreement, and includes the principal of and interest on all Loans and all obligations pursuant to Letters of Credit; (b) each extension, renewal or refinancing thereof, in whole or in part; (c) the facility fees, utilization fees, any prepayment fees and any other fees payable pursuant to the Credit Agreement, and all fees and charges in connection with the Letters of Credit; and (d) every other liability, now or hereafter owing to Agent or any Lender by any Company pursuant to the Credit Agreement or any other Loan Document.

“Obligor” shall mean any Person that, or any of whose property, is or shall be obligated on the Obligations or any part thereof in any manner and includes, without limiting the generality of the foregoing, Borrower or Guarantor, and any other co-maker, endorser, guarantor of payment, subordinating creditor, assignor, grantor of a security interest, pledgor, mortgagor or any hypothecator of property, if any.

3.         Guaranty of the Obligations.  Guarantor hereby absolutely and unconditionally guarantees (as a guaranty of payment and not merely a guaranty of collection) the prompt payment in full of all of the Obligations as and when the respective parts thereof become due and payable.  If the Obligations, or any part thereof, shall not be paid in full when due and payable, Agent, on behalf of the Lenders, in each case, shall have the right to proceed directly against Guarantor under this Agreement to collect the payment in full of the Obligations, regardless of whether or not Agent, on behalf of the Lenders, shall have theretofore proceeded or shall then be proceeding against Borrower or any other Obligor or Collateral, if any, or any of the foregoing, it being understood that Agent, on behalf of the Required Lenders, in its sole discretion, may proceed against any Obligor and any Collateral, and may exercise each right, power or privilege that Agent or the Lenders may then have, either simultaneously or separately, and, in any event, at such time or times and as often and in such order as Agent, on behalf of the Required Lenders, in its sole discretion, may from time to time deem expedient to collect the payment in full of the Obligations.  Guarantor agrees that all payments made by Guarantor under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of any Taxes or Other Taxes, in accordance with Section 3.2 of the Credit Agreement.

4.         Payments Conditional.  Whenever Agent or any Lender shall credit any payment to the Obligations or any part thereof, whatever the source or form of payment, the credit shall be conditional as to Guarantor unless and until the payment shall be final and valid as to all the world.  Without limiting the generality of the foregoing, Guarantor agrees that if any check or other instrument so applied shall be dishonored by the drawer or any party thereto, or if any proceeds of Collateral or payment so applied shall thereafter be recovered by any trustee in bankruptcy or any other Person, each Lender, in each case, may reverse any entry relating thereto on its books and Guarantor shall remain liable therefor, even if such Lender may no longer have in its possession any instrument evidencing the Obligations to which the payment in question was applied.

5.         Guarantor’s Obligations Absolute and Unconditional.  Regardless of the duration of time, regardless of whether Borrower may from time to time cease to be indebted to the

Lenders and irrespective of any act, omission or course of dealing whatever on the part of Agent or any Lender, Guarantor’s liabilities and other obligations under this Agreement shall remain in full effect until the payment in full of the Obligations.  Without limiting the generality of the foregoing:

5.1.      Lenders Have No Duty to Make Advances.  Without limiting the obligations of Agent and the Lenders under the Credit Agreement, no Lender shall at any time be under any duty to Guarantor to grant any financial accommodation to Borrower, irrespective of any duty or commitment of any of the Lenders to Borrower, or to follow or direct the application of the proceeds of any such financial accommodation;

5.2.      Guarantor’s Waiver of Notice, Presentment.  Guarantor waives (a) notice of the granting of any Loan to Borrower, the issuance of any Letter of Credit or the incurring of any other Indebtedness by Borrower or the terms and conditions thereof, (b) presentment, demand for payment and notice of dishonor of the Obligations or any part thereof, or any other Indebtedness incurred by Borrower to any of the Lenders, (c) notice of any indulgence granted to any Obligor, and (d) any other notice to which Guarantor might, but for this waiver, be entitled;

5.3.      Lenders’ Rights Not Prejudiced by Action or Omission.  Agent and the Lenders, in their sole discretion, may, without any prejudice to their rights under this Agreement, at any time or times, without notice to or the consent of Guarantor, (a) grant Borrower whatever financial accommodations that Agent and the Lenders may from time to time deem advisable, even if Borrower might be in default in any respect and even if those financial accommodations might not constitute Indebtedness the payment of which is guaranteed hereunder, (b) assent to any renewal, extension, consolidation or refinancing of the Obligations, or any part thereof, (c) forbear from demanding security, if Agent and the Lenders shall have the right to do so, (d) release any Obligor or Collateral or assent to any exchange of Collateral, if any, irrespective of the consideration, if any, received therefor, (e) grant any waiver or consent or forbear from exercising any right, power or privilege that Agent and the Lenders may have or acquire, (f) assent to any amendment, deletion, addition, supplement or other modification in, to or of any writing evidencing or securing any of the Obligations or pursuant to which any of the Obligations are created, (g) grant any other indulgence to any Obligor, (h) accept any Collateral for, or any other Obligor upon, the Obligations or any part thereof, and (i) fail, neglect or omit in any way to realize upon any Collateral, to perfect any security interest with respect to Collateral, or to protect the Obligations or any part thereof or any Collateral therefor;

5.4.      Liabilities Survive Guarantor’s Dissolution.  Guarantor’s liabilities and other obligations under this Agreement shall survive any dissolution of Guarantor; and

5.5.      Liabilities Absolute and Unconditional. Guarantor’s liabilities and other obligations under this Agreement shall be absolute and unconditional irrespective of any lack of validity or enforceability of the Credit Agreement, any Note, any Loan Document or any other agreement, instrument or document evidencing the Loans or Letters of Credit or related thereto, or any other defense available to Guarantor in respect of this Agreement (other than the payment in full of the Obligations).

6.         Representations and Warranties.  Guarantor represents and warrants to Agent and each of the Lenders that (a) Guarantor is a duly organized and validly existing corporation, in good standing under the laws of the state of its incorporation (as referenced in the first paragraph of this Agreement), and is qualified to do business in each state where a failure to so qualify would have a Material Adverse Effect; (b) Guarantor has legal power and right to execute and deliver this Agreement and to perform and observe the provisions hereof; (c) the officers executing and delivering this Agreement on behalf of Guarantor have been duly authorized to do so, and this Agreement, when executed, is legal and binding upon Guarantor in every respect; (d) except for matters described or referenced in the Credit Agreement or any Schedule thereto, no litigation or proceeding is pending or threatened against Guarantor before any court or any administrative agency that is reasonably expected to have a Material Adverse Effect; (e) Guarantor has received consideration that is the reasonable equivalent value of the obligations and liabilities that Guarantor has incurred to Agent, for the benefit of the Lenders; (f) Guarantor is not insolvent, as defined in any applicable state or federal statute, nor will Guarantor be rendered insolvent by the execution and delivery of this Agreement to Agent and the Lenders; (g) Guarantor is not engaged or about to engage in any business or transaction for which the assets retained by Guarantor are or will be an unreasonably small amount of capital, taking into consideration the obligations to the Lenders incurred hereunder; and (h) Guarantor does not intend to, nor does Guarantor believe that Guarantor will, incur debts beyond Guarantor’s ability to pay such debts as they mature.

7.         Disability of Obligor.  Without limiting the generality of any of the other provisions hereof, Guarantor specifically agrees that upon the occurrence and during the continuance of an Event of Default, Agent and the Required Lenders, in their sole discretion (but subject to the terms of the Credit Agreement), may declare the unpaid principal balance of and accrued interest on the Obligations to be forthwith due and payable in full without notice.  Upon the occurrence of any of the events enumerated in the immediately preceding sentence, Guarantor shall, upon demand of Agent, on behalf of the Lenders, whenever made, pay to Agent, for the benefit of the Lenders, an amount equal to the then unpaid principal balance of and accrued interest on the Obligations.

8.         Subordination of Guarantor’s Rights Against Borrower and Collateral.  To the extent permitted by law, Guarantor hereby subordinates to payment in full of the Obligations any claim or other right that Guarantor might now have or hereafter acquire against Borrower or any other Obligor that arises from the existence or performance of Guarantor’s liabilities or other obligations under this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, and any right to participate in any claim or remedy of Agent or any Lender against Borrower or any Collateral that Agent or any Lender now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law.

9.         Maximum Liability of Guarantor. Anything in this Agreement to the contrary notwithstanding, in no event shall the amount of Guarantor’s liability hereunder exceed the maximum amount that (after giving effect to the incurring of the obligations hereunder and to any rights to contribution of Guarantor from other affiliates of Borrower) would not render the rights to payment of Agent and the Lenders hereunder void, voidable or avoidable under any applicable fraudulent transfer law.

10.       Stay of Acceleration.  In the event that acceleration of the time for payment of any of the Obligations are stayed, upon the insolvency, bankruptcy or reorganization of Borrower or any other Person (other than Guarantor), or otherwise, all such amounts shall nonetheless be payable by Guarantor immediately upon demand by Agent.

11.       Notice.  All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Guarantor, mailed or delivered to it, addressed to it at the address specified on the signature page of this Agreement, if to Agent or any Lender, mailed or delivered to it, addressed to the address of Agent or such Lender specified on the signature pages of the Credit Agreement, or, as to each party, at such other address as shall be designated by such party in written notice to each of the other parties.  All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered or two Business Days after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt, except that notices pursuant to any of the provisions hereof shall not be effective until received.

12.       Successors and Assigns.  This Agreement shall bind Guarantor and Guarantor’s successors and assigns and shall inure to the benefit of Agent and each Lender and their respective successors and assigns, including (without limitation) each holder of any Note evidencing any of the Obligations.

13.       Invalidity.  If, at any time, one or more provisions of this Agreement is or becomes invalid, illegal or unenforceable in whole or in part, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

14.       Entire Agreement.  This Agreement constitutes a final written expression of all of the terms of this Agreement, is a complete and exclusive statement of those terms and supersedes all oral representations, negotiations and prior writings, if any, with respect to the subject matter hereof.

15.       Relationship of Parties; Setoffs.  The relationship between (a) Guarantor and (b) Agent and the Lenders with respect to this Agreement is and shall be solely that of debtor and creditors, respectively, and Agent and the Lenders shall have no fiduciary obligation toward Guarantor with respect to this Agreement or the transactions contemplated hereby.  If and to the extent any payment is not made when due hereunder, Agent and each Lender may setoff and charge from time to time any amount so due against any and all of Guarantor’s accounts or deposits with Agent and each Lender.

16.       Headings.  The headings and subheadings used herein are for convenience of reference only and shall be ignored in interpreting the provisions of this Agreement.

17.       Governing Law; Submission to Jurisdiction.  The provisions of this Agreement and the respective rights and duties of Guarantor, Agent and the Lenders hereunder shall be governed by and construed in accordance with Ohio law, without regard to principles of conflict of laws which would result in the application of the law of any other state. Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, any Loan Document or any Related Writing, and Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court.  Guarantor, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any such action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise.  Guarantor agrees that a final, nonappealable judgment in any such action or proceeding in any state or federal court in the State of Ohio shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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17.       JURY TRIAL WAIVER.  GUARANTOR, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG AGENT, THE LENDERS, BORROWER AND GUARANTOR, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED THERETO.

IN WITNESS WHEREOF, the parties have executed and delivered this Guaranty of Payment as of the date first set forth above.

Address:	[ ]

By:
Name:
Title: